                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MCI WORLDCOM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                 MCI WORLD COM
                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                                            Jackson, Mississippi
                                                            April 23, 1999

     The annual meeting of the shareholders of MCI WORLDCOM, Inc., a Georgia corporation (the "Company"), will be held on Thursday, May 20, 1999, at 10:00 a.m. local time, at 500 Clinton Center Drive, Clinton, Mississippi, for the purposes of:

          1. electing a Board of seventeen (17) directors;

          2. considering and acting upon a proposal to amend the Company's Second Amended and Restated Articles of Incorporation, as amended, to increase the number of authorized shares of common stock, par value $.01 per share, from 2,500,000,000 to 5,000,000,000;

          3. considering and acting upon a proposal to approve the Company's 1999 Stock Option Plan; and

          4. transacting such other business as properly may come before the meeting or any adjournments or postponements thereof.

     Holders of record of the Company's Common Stock and Series B Convertible Preferred Stock at the close of business on April 1, 1999, will be entitled to receive notice of, and to vote at, the meeting and any adjournment or postponement thereof.

     A copy of the Company's Annual Report to Shareholders for 1998 accompanies this notice.

                                            By Order of the Board of Directors

                                            SCOTT D. SULLIVAN
                                            Secretary

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY. A RETURN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                               MCI WORLDCOM, INC.

                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                            SOLICITATION OF PROXIES


     The enclosed proxy is solicited by the Board of Directors of MCI WORLDCOM, Inc., a Georgia corporation ("MCI WorldCom" or the "Company"), for use at the annual meeting of the Company's shareholders to be held at 500 Clinton Center Drive, Clinton, Mississippi, on Thursday, May 20, 1999, at 10:00 a.m. local time and at any adjournments or postponements thereof. Holders of record of the Company's voting securities at the close of business on April 1, 1999 (the "Record Date") will be entitled to receive notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes. The first mailing of proxy statements and proxies to shareholders will occur on or about April 23, 1999. If, after sending in your proxy, you decide to vote in person or desire to change the voting instructions on your proxy or revoke your proxy, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy, by submitting a later-dated proxy or by attending the meeting and voting in person.


     On September 14, 1998, the Company acquired MCI Communications Corporation ("MCI"), pursuant to the merger (the "MCI Merger") of MCI with and into a wholly owned subsidiary of the Company. Immediately prior to September 15, 1998, the Company was named WorldCom, Inc. ("WorldCom").

                               COMPANY SECURITIES


     On the Record Date, there were issued and outstanding 1,856,863,403 shares of common stock of the Company (the "Common Stock") and 11,524,415 shares of Series B Convertible Preferred Stock of the Company (the "Series B Preferred Stock").


     The holders of record of shares of Common Stock as of the close of business on the Record Date are entitled to cast one vote per share on all matters voted on by the holders of Common Stock generally, including the election of directors, and do not have cumulative voting rights. The holders of Series B Preferred Stock are entitled to vote together with holders of Common Stock as a single class on issues presented to a vote of the Company's shareholders, except under certain conditions when such holders are entitled to vote as a separate class. The holders of Series B Preferred Stock are entitled to vote on the basis of one vote per such share held. The shares of Series B Preferred Stock do not carry cumulative voting rights. The presence, either in person or by proxy, of the holders of record of shares representing a majority of the votes entitled to be cast on a matter by the voting group is necessary to constitute a quorum of that voting group for action on that matter. Once a share is represented for any purpose at a meeting, the holder is deemed present for quorum purposes for the remainder of the meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present.

                         ACTION TO BE TAKEN UNDER PROXY

     SHARES WILL BE VOTED AS INSTRUCTED IN THE ACCOMPANYING PROXY ON EACH MATTER SUBMITTED TO THE VOTE OF SHAREHOLDERS. IF ANY DULY EXECUTED PROXY IS RETURNED WITHOUT VOTING INSTRUCTIONS, THE PERSONS NAMED AS PROXIES THEREON INTEND TO VOTE ALL SHARES REPRESENTED BY SUCH PROXY AS FOLLOWS:

          (1) FOR the election of the persons named herein as nominees for directors of the Company to hold office until the 2000 Annual Meeting of the Company's shareholders and until their successors have been duly elected and qualified;

          (2) FOR the amendment of Article Four, Section A, of the Company's Second Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), to increase the number of authorized shares of Common Stock from 2,500,000,000 to 5,000,000,000;

          (3) FOR the approval of the Company's 1999 Stock Option Plan; and

          (4) in their discretion on the transaction of such other business as properly may come before the meeting or any adjournments or postponements thereof.


     Shares of Common Stock held in the MCI ESOP and 401(k) Plan and Western Union International, Inc. 401(k) Plan for Collectively Bargained Employees (the "MCI Plans"), will be voted by Mellon Bank, N.A. ("Mellon") as trustee of the MCI Plans. Participants in the MCI Plans should indicate their voting instructions for each action to be taken under proxy. All instructions must be received prior to May 15, 1999 in order to be counted. All voting instructions from MCI Plan participants will be kept confidential. MCI Plan shares will not be voted if the MCI Plan participant fails to provide voting instructions for any of the actions to be taken under proxy. If the enclosed voting instruction card (which is also the proxy card) is executed and returned without otherwise indicating how it is to be voted, the card will be deemed an instruction to vote FOR Proposals 1, 2 and 3 and in the discretion of Mellon in the case of Proposal 4.


                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     As of the Record Date, the following persons, individually or as a group, were known to the Company to be deemed to be the beneficial owners of more than five percent of the issued and outstanding Common Stock, each of which persons has sole voting and investment power over such Common Stock, except as set forth in the footnotes hereto:

                                                  AMOUNT AND
                                              NATURE OF EXISTING
                                                  BENEFICIAL                         PERCENT
                                                 OWNERSHIP(1)                      OF CLASS(1)
                                                 ----------------                  -----------
FMR Corp.                                      150,448,738(2)                       8.1%
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------


(1) Based upon 1,856,863,403 shares of Common Stock issued and outstanding as of the Record Date.


(2) Based upon shares owned as of December 31, 1998, as provided by FMR Corp. on its Statement on Schedule 13G. Edward C. Johnson 3d, Chairman of FMR Corp., together with various trusts for the benefit of Johnson family members, form a controlling group with respect to FMR Corp. Amount includes 139,402,835 shares beneficially owned by Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., as a result of acting as investment adviser to various investment companies and as a result of acting as sub-advisor to Fidelity American Special Situations Trust ("FASST"). The investment advisor of FASST is Fidelity Investment Services Limited, a subsidiary of Fidelity International Limited ("FIL"). Each of Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds has sole power to dispose of these 139,402,835 shares. Neither FMR Corp., nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Boards of Trustees. FIL, FMR Corp., through its control of Fidelity, and FASST each has sole power to vote and dispose of the 27,000 shares held by FASST. Edward C. Johnson 3d and FMR Corp., each has sole dispositive power over 8,800,976 shares and sole power to vote or direct the voting of 6,773,605 shares, and no power to vote or to direct the voting of 2,027,371 shares of Common Stock owned by institutional accounts as reported above. As a result of its serving as investment manager of institutional account(s), FMR Corp., through its control of Fidelity Management Trust Company, has voting and dispositive power over 8,800,976 shares of Common Stock. FIL, Pembroke Hall, 42 Crownlane, Hamilton,

    Bermuda, has voting and dispositive power over 2,244,927 shares of Common Stock, which includes 27,000 shares owned by FASST, as a result of its serving as investment adviser to various non-United States investment companies and certain institutional investors.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock, as of the Record Date, by each director, the named executive officers and by all persons, as a group, who are currently directors and executive officers of MCI WorldCom. No person listed on the following table is the beneficial owner of any shares of Series B Preferred Stock. Each director or executive officer has sole voting and investment power over the shares listed opposite his or her name except as set forth in the footnotes hereto.


                                                          NUMBER OF SHARES       PERCENT OF
NAME OF BENEFICIAL OWNER                                BENEFICIALLY OWNED(1)     CLASS(1)
------------------------                                ---------------------    -----------
Clifford L. Alexander, Jr. ...........................                0             *
James C. Allen........................................          281,929(2)          *
Judith Areen..........................................           54,486(3)          *
Carl J. Aycock........................................          692,956(4)          *
Max E. Bobbitt........................................          261,292(5)          *
Stephen M. Case.......................................            5,000(6)          *
Bernard J. Ebbers.....................................       17,139,195(7)          *
Francesco Galesi......................................        3,198,848(8)          *
Stiles A. Kellett, Jr. ...............................        4,051,816(9)          *
Gordon S. Macklin.....................................           42,292(10)         *
John A. Porter........................................        4,210,488(11)         *
Timothy F. Price......................................          357,174(12)         *
Bert C. Roberts, Jr. .................................          717,395(13)         *
John W. Sidgmore......................................        3,040,688(14)         *
Scott D. Sullivan.....................................          870,237(15)         *
Gerald H. Taylor......................................          126,388(16)         *
Lawrence C. Tucker....................................           43,268(17)         *
Juan Villalonga.......................................                0             *
All Directors and Current Executive Officers as a
  Group (18 persons)..................................       35,093,452(18)          1.9%


---------------

  *  Less than one percent.


 (1) Based upon 1,856,863,403 shares of Common Stock issued and outstanding plus, as to the holder thereof only, exercise or conversion of all derivative securities that are exercisable or convertible currently or within 60 days after the Record Date.



 (2) Includes 684 shares owned by Mr. Allen's spouse, as to which beneficial ownership is disclaimed; 13,372 shares held in a revocable trust as to which Mr. Allen is a co-trustee; and 5,000 shares purchasable upon exercise of options.


 (3) Includes 49,756 shares purchasable upon exercise of options. All of the shares beneficially owned by Ms. Areen were obtained upon consummation of the MCI Merger.

 (4) Includes 5,576 shares owned by Mr. Aycock's spouse; 60,780 shares purchasable upon exercise of options; and 2,208 shares held as custodian for children.


 (5) Includes 43,512 shares purchasable upon exercise of options; and 217,780 shares as to which Mr. Bobbitt shares voting and investment power with his spouse.


 (6) Consists of 5,000 shares purchasable upon exercise of options.

 (7) Includes 23,701 shares held as custodian for children; and 4,075,696 shares purchasable upon exercise of options.

 (8) Includes 2,985,336 shares owned by Rotterdam Ventures, Inc., of which Mr. Galesi is sole shareholder; and 43,512 shares purchasable upon exercise of options.

 (9) Includes 16,000 shares owned by Mr. Kellett's spouse; 1,900,000 shares owned by family partnerships, as to which Mr. Kellett is the general partner; 40,500 shares owned by a partnership as to which Mr. Kellett is the general partner; 85,816 shares purchasable upon exercise of options; and 9,500 shares purchasable upon exercise of options held by Mr. Kellett's spouse.


(10) Consists of 42,292 shares owned by a family trust as to which Mr. Macklin is sole trustee and beneficiary. All of the shares beneficially owned by Mr. Macklin were obtained upon consummation of the MCI Merger.


(11) Includes 3,586,632 shares owned by a limited partnership as to which Mr. Porter is the sole shareholder and the sole director of the sole general partner and also the sole limited partner; 173,646 shares held as custodian or trustee for minor children; 76,064 shares purchasable upon exercise of options; 992 shares purchasable upon exercise of options held by Mr. Porter's children; 992 shares purchasable upon exercise of options held by one of Mr. Porter's sons for the benefit of Mr. Porter's grandchildren; 79,748 shares held in trust for son of majority age, as to which beneficial ownership is disclaimed; 274,000 shares held in a trust of which Mr. Porter is sole trustee with sole voting and dispositive power; and 3,750 shares held in trust for employees of Mr. Porter.


(12) Includes 290,281 shares purchasable upon exercise of options; and 18,927 shares issued as ISUs. Does not include 1,243 shares held by Mrs. Price as custodian for the benefit of their minor children or 3,681 shares held in trusts for children, in which shares Mr. Price disclaims beneficial ownership. All of the shares beneficially owned by Mr. Price were obtained upon consummation of the MCI Merger.



(13) Includes 54,686 shares issued as ISUs; 100,000 shares owned by a limited partnership in which Mr. Roberts is a general partner; and 5,000 shares held by the Strebor Family Foundation. Does not include 108,707 shares held by Mr. Roberts' spouse in which shares Mr. Roberts disclaims beneficial ownership. All of the shares beneficially owned by Mr. Roberts were obtained upon consummation of the MCI Merger.



(14) Includes 901,789 shares purchasable upon exercise of options; 2,136 shares held in a trust of which Mr. Sidgmore is sole trustee with sole voting and dispositive power; and 27,657 restricted shares as to which Mr. Sidgmore does not have dispositive power. See "Employment Agreements."


(15) Includes 866,666 shares purchasable upon exercise of options.

(16) Includes 80,854 shares purchasable upon exercise of options. All of the shares beneficially owned by Mr. Taylor were obtained upon consummation of the MCI Merger.

(17) Consists of 43,268 shares purchasable upon exercise of options.


(18) Includes 6,713,091 shares purchasable upon exercise of options and shares issued as ISUs.


                         ITEM 1. ELECTION OF DIRECTORS

     The Company's Bylaws provide that the Board of Directors shall consist of not less than three directors, with the number to be determined from time to time by the Board of Directors. The Board of Directors has currently fixed the number of directors at eighteen. Gerald H. Taylor, whose term expires at the 1999 Annual Meeting, is not standing for re-election and will retire from the Board as of the 1999 Annual Meeting, at which time the number of directors will be reduced to seventeen. Accordingly, seventeen directors are to be elected at the 1999 Annual Meeting as hereinafter provided.

     All nominees have indicated their willingness to serve if elected and all nominees are currently directors of the Company. Should any nominee named herein for election become unavailable for any reason, it is intended that the persons named in the proxy will vote for the election of such other person in his or her stead as may be designated by the Board of Directors. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable. The Board of Directors recommends a vote "FOR" the election of all of the listed nominees.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting of the shareholders at which a quorum of the voting group involved is present. A majority of the votes entitled to be cast in the election by the voting group constitutes a quorum of that voting group for the election.

     Shares as to which voting authority is withheld will be considered present for purposes of determining the presence of a quorum at the annual meeting (unless such shares are represented at such meeting solely to object to holding the meeting or transacting business at the meeting) but as not voted for purposes of the election of directors. Shares as to which a broker indicates it has no discretion to vote will be considered not present at such meeting for purposes of determining the presence of a quorum and as unvoted for the election of directors.

     Pursuant to the applicable provisions of the Articles of Incorporation, holders of shares of Common Stock and Series B Preferred Stock currently are entitled to vote as a single class in the election of the seventeen directors at the annual meeting. Each outstanding share of Common Stock is entitled to one vote in the election and each holder of Series B Preferred Stock is entitled to one vote for each such share held in the election.

     Pursuant to the agreement relating to the MCI Merger, WorldCom agreed to cause the Board of Directors, as of the effective time of the MCI Merger, to consist of seventeen members, consisting of eleven members designated by WorldCom from among directors of WorldCom and six members designated by MCI from among directors of MCI. Following effectiveness of the MCI Merger, the Board of Directors consisted of the current directors other than Mr. Villalonga, who was subsequently appointed to the Board of Directors, as described below.

INFORMATION ABOUT NOMINEES AND EXECUTIVE OFFICERS


     The following states each director or nominee's and each executive officer's age, principal occupation, present position with the Company and the year in which each director first was elected a director (each serving continuously since first elected except as set forth otherwise). All the current directors are nominees, other than Mr. Taylor, as described above. References to service with the Company prior to September 1993 include service with LDDS Communications, Inc., a Tennessee corporation, which was the accounting, but not legal, survivor of a three-way merger with Metromedia Communications Corporation and Resurgens Communications Group, Inc. Unless indicated otherwise, each individual has held his or her present position for at least five years.


     CLIFFORD L. ALEXANDER, JR., 65, has been a director of the Company since the MCI Merger. Mr. Alexander was a director of MCI until the MCI Merger. Mr. Alexander has been President of Alexander & Associates, Inc., management consultants, since 1981. Mr. Alexander is also a director of Dreyfus 3rd Century Fund, Dreyfus General Family of Funds, Mutual of America Life Insurance Company, Dun & Bradstreet Corporation, American Home Products Corporation and IMS Health Incorporated.


     JAMES C. ALLEN, 52, has been a director of the Company since March 1998. Mr. Allen is currently an investment director and member of the general partner of Meritage Private Equity Fund, a venture capital fund specializing in the telecommunications industry. Mr. Allen is the former Vice Chairman and Chief Executive Officer and a former director of Brooks Fiber Properties, Inc. ("BFP"), where he served in such capacities from 1993 until its merger with the Company in January 1998 (the "BFP Merger"). Mr. Allen served as President and Chief Operating Officer of Brooks Telecommunications Corporation, a founder of BFP, from April 1993 until it was merged with BFP in January 1996. Mr. Allen serves as a director of Verio, Inc., Completel LLC, and David Lipscomb University.


     JUDITH AREEN, 54, has been a director of the Company since the MCI Merger. Ms. Areen was a director of MCI until the MCI Merger. Ms. Areen has been Executive Vice President for Law Center Affairs and Dean of the Law Center, Georgetown University, since 1989. She has been a Professor of Law, Georgetown University, since 1976.

     CARL J. AYCOCK, 49, has been a director of the Company since 1983. Mr. Aycock served as Secretary of the Company from 1987 to 1995 and was the Secretary and Chief Financial Officer of Master Corporation, a motel management and ownership company, from 1989 until 1992. Subsequent to 1992, Mr. Aycock has been self employed as a financial administrator.


     MAX E. BOBBITT, 54, has been a director of the Company since 1992. Mr. Bobbitt was a director of Advanced Telecommunications Corporation ("ATC") until its merger with the Company in December 1992 (the "ATC Merger"). Mr. Bobbitt is currently a director of Metromedia China Corporation ("MCC"), a telecommunications company. From March 1997 until July 1998, Mr. Bobbitt served as President and Chief Executive Officer of MCC. From January 1996 until March 1997, Mr. Bobbitt was President and Chief Executive Officer of Asian American Telecommunications Corporation, which was acquired by MCC in February 1997. Prior to 1996, Mr. Bobbitt held various positions including President and Chief Operating Officer and director of ALLTEL Corporation, a telecommunications company, from 1970 until January 1995.


     STEPHEN M. CASE, 40, has been a director of the Company since March 1998. Mr. Case, a co-founder of America Online, Inc. ("AOL"), has been Chairman of the Board of Directors of AOL since October 1995, Chief Executive Officer of AOL since April 1993 and a director of AOL since September 1992. Mr. Case served as President of AOL from July 1996 until February 1998 and from January 1991 to February 1996. Previously, he served as Executive Vice President of AOL from September 1987 to January 1991 and Vice President, Marketing, from 1985 to September 1987. Mr. Case is a member of the Board of Directors of the New York Stock Exchange.

     BERNARD J. EBBERS, 57, has been President and Chief Executive Officer of the Company since April 1985. Mr. Ebbers has served as a director of the Company since 1983.

     FRANCESCO GALESI, 68, has been a director of the Company since 1992. Mr. Galesi was a director of ATC until the ATC Merger. Mr. Galesi is the Chairman and Chief Executive Officer of the Galesi Group, which includes companies engaged in distribution, manufacturing, real estate and telecommunications. Mr. Galesi serves as a director of Amnex, Inc., Walden Residential Properties, Inc., and American Real Estate Investment Corporation.

     STILES A. KELLETT, JR., 55, has served as a director of the Company since 1981. Mr. Kellett has been Chairman of Kellett Investment Corp. since 1995. From 1978 to 1995, Mr. Kellett served as Chairman of the Board of Directors of Convalescent Services, Inc., a long-term health care company in Atlanta, Georgia. Mr. Kellett serves as a director of Frederica Bank & Trust Company, St. Simons Island, Georgia, and Mariner Health Group, Inc., New London, Connecticut.

     GORDON S. MACKLIN, 70, has been a director of the Company since the MCI Merger. Mr. Macklin was a director of MCI until the MCI Merger. Mr. Macklin is currently a corporate financial advisor. From 1993 until 1998, Mr. Macklin served as Chairman, White River Corporation, an information services company. Mr. Macklin is also a director of Fund American Enterprises Holdings, Inc., Martek Biosciences Corporation, MedImmune, Inc., Spacehab, Inc., Real 3-D and director, trustee or managing general partner, as the case may be, of 49 of the investment companies in the Franklin Templeton Group of Funds. Mr. Macklin was formerly chairman, Hambrecht and Quist Group; director, H&Q Healthcare Investors; and President, National Association of Securities Dealers, Inc.

     JOHN A. PORTER, 55, has been a director of the Company since 1988. Mr. Porter served as Vice Chairman of the Board of the Company from September 1993 until the Company's merger with MFS Communications Company, Inc.("MFS") in December 1996 (the "MFS Merger") and served as Chairman of the Board of Directors of the Company from 1988 until September 1993. From May 1995 to the present, Mr. Porter has served as Chairman of the Board of Directors and Chief Executive Officer of Industrial Electric Manufacturing, Inc., a manufacturer of electrical power distribution products. Mr. Porter also serves as Chairman of Phillips & Brooks/Gladwin, Inc., a manufacturer of pay telephone enclosures and equipment. Mr. Porter was previously President and sole shareholder of P.M. Restaurant Group, Inc. which filed for protection under Chapter 11 of the United States Bankruptcy Code in March 1995. Subsequent to March 1995, Mr. Porter sold all of his shares in P.M. Restaurant Group, Inc. He is also a director of Uniroyal Technology Corporation, XL Connect, Inc. and Inktomi, Inc.

     TIMOTHY F. PRICE, 45, serves as President and Chief Executive Officer of MCI WorldCom Communications, a business unit of the Company. Mr. Price has served as a director of the Company since the MCI Merger. Mr. Price was a director of MCI until the MCI Merger. Mr. Price served as President and Chief Operating Officer of MCI from November 1996 until the MCI Merger. He has been President and Chief Operating Officer of MCI Telecommunications Corporation, a subsidiary of MCI ("MCIT"), since July 1995. He was an Executive Vice President and Group President of MCIT, serving as Group President, Communication Services, from December 1994 to July 1995. He was an Executive Vice President of MCIT, serving as President, Business Markets, from June 1993 to December 1994. He was a Senior Vice President of MCIT from November 1990 to June 1993, serving as President, Business Services, from July 1992 to June 1993 and as Senior Vice President, Consumer Markets, from November 1990 to July 1992.

     BERT C. ROBERTS, JR., 56, serves as Chairman of the Board of MCI WorldCom. Mr. Roberts has served as a director of the Company since the MCI Merger. Mr. Roberts was a director of MCI until the MCI Merger. From 1992 until the MCI Merger, Mr. Roberts served as Chairman of the Board of MCI. Mr. Roberts was Chief Executive Officer of MCI from December 1991 to November 1996. He was President and Chief Operating Officer of MCI from October 1985 to June 1992 and President of MCIT from May 1983 to June 1992. Mr. Roberts is a director of The News Corporation Limited, Telefonica de Espana, S.A, ("Telefonica") and Valence Technology, Inc.

     JOHN W. SIDGMORE, 47, serves as Vice Chairman of the Board of MCI WorldCom. Mr. Sidgmore has been a director of the Company since the MFS Merger and has served as a director of MFS since August 1996. From the MFS Merger until the MCI Merger, Mr. Sidgmore served as Vice Chairman of the Board and Chief Operations Officer of the Company. Mr. Sidgmore was President and Chief Operating Officer of MFS from August 1996 until the MFS Merger. He was Chief Executive Officer of UUNET Technologies, Inc. ("UUNET") from June 1994 until October 1998, and President of UUNET from June 1994 to August 1996 and from January 1997 to September 1997. Mr. Sidgmore has been a director of UUNET since June 1994. From 1989 to 1994, he was President and Chief Executive Officer of CSC Intelicom, a telecommunications software company. Mr. Sidgmore is a director of Saville Systems PLC.

     SCOTT D. SULLIVAN, 37, has been a director of the Company since 1996. Mr. Sullivan serves as Chief Financial Officer and Secretary of the Company. From the ATC Merger until December 1994, Mr. Sullivan served as Vice President and Assistant Treasurer of the Company. From 1989 until 1992, Mr. Sullivan served as an executive officer of two long-distance companies, including ATC. From 1983 to 1989, Mr. Sullivan served in various capacities with KPMG LLP.

     LAWRENCE C. TUCKER, 56, has been a general partner of Brown Brothers Harriman & Co., a private banking firm, since 1979. He is also a director of Riverwood International Corporation, National Healthcare Corporation and VAALCO Energy, Inc. Mr. Tucker has served as a director of the Company since May 1995, and previously served as a director of the Company from May 28, 1992 until the ATC Merger.

     JUAN VILLALONGA, 45, has served as the Chairman and Chief Executive Officer of Telefonica, a provider of telecommunications services in Spain, since 1996. He has been a director of MCI WorldCom since November 1998 pursuant to a Strategic Alliance Agreement among Telefonica, MCI and MCI WorldCom. Mr. Villalonga was previously the Chief Executive Officer of Bankers Trust Spain and Portugal, the Chief Executive Officer of CS First Boston in Spain and a partner at Kinsey & Co., a consulting firm, for nine years.


     GERALD H. TAYLOR, 57, who is retiring as a director at the 1999 Annual Meeting, served as Chief Executive Officer of MCI from November 1996 until the MCI Merger and has served as a director of the Company since the MCI Merger. See "Information Concerning Board of Directors -- Employment Agreements." Mr. Taylor was President and Chief Operating Officer of MCI from July 1994 to November 1996 and President and Chief Operating Officer of MCIT from April 1994 to July 1995. Mr. Taylor was an Executive Vice President and Group Executive of MCIT from September 1993 to April 1994. Mr. Taylor was an

Executive Vice President of MCIT, serving as President, Consumer Markets, from November 1990 to September 1993.

                   INFORMATION CONCERNING BOARD OF DIRECTORS

COMMITTEES AND MEETINGS

     During 1998, the Board of Directors of the Company held four meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served, except Stephen M. Case who missed two of the meetings of the Board of Directors, and Clifford L. Alexander, Jr., who missed the Board meeting held in 1998 during his tenure.


     The Board of Directors has a Audit Committee currently consisting of Max E. Bobbitt (Chairman), Judith Areen, Carl J. Aycock and Francesco Galesi. During 1998, the Audit Committee held four meetings. The Audit Committee performs the following functions: (a) review of periodic financial statements, (b) communication with independent accountants, (c) review of the Company's internal accounting controls, and (d) recommendation to the Board of Directors as to selection of independent accountants.



     The Board of Directors has a Compensation and Stock Option Committee currently consisting of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt, Gordon S. Macklin and Lawrence C. Tucker. The Compensation and Stock Option Committee held six meetings during 1998. The duties of the Compensation and Stock Option Committee are as follows: (a) to make determinations regarding the annual salary, bonus and other benefits of executive officers of the Company,
(b) to administer the stock option or award plans of the Company, including a determination of the individuals to whom options or awards are granted and the terms and provisions of options and awards under such plans, and (c) to review and take actions, including submission of recommendations to the Board of Directors, concerning compensation, stock plans and other benefits for the Company's directors, officers and employees.



     The Board of Directors has a Nominating Committee currently consisting of John A. Porter (Chairman), Clifford L. Alexander, Jr., Carl J. Aycock and Stiles
A. Kellett, Jr. The Nominating Committee held one meeting during 1998. The duties of the Nominating Committee include recommending to the Board, if so requested by the Board, nominees for director, successors to the Chief Executive Officer in the event there is a vacancy in that office, and nominees for committee chairpersons and members. The Nominating Committee, if it meets, or the Board will give due consideration to written recommendations for nominees from shareholders for election as directors which are received prior to December 25, 1999. Under the Bylaws of the Company, shareholders are entitled to nominate persons for election as directors only if, among other things, written notice has been given as specified therein to the Company's Secretary, 515 East Amite Street, Jackson, Mississippi 39201-2702, not earlier than 150 days and not later than 120 days prior to the anniversary of the preceding year's meeting. Such notice must set forth information about the proposed nominee and the consent of the nominee, among other things. See "Future Proposals of Security Holders."


COMPENSATION OF DIRECTORS

     Effective May 1999 directors will be paid fees of $35,000 per year and $1,000 per meeting attended of the Board plus certain expenses. Prior to May 1999, directors were paid fees of $22,500 per year and $1,000 per meeting attended of the Board plus certain expenses. Committee members are paid a fee of $750 for any committee meeting attended on the same day as a Board meeting and $1,000 for any other committee meeting attended, plus certain expenses. The chairman of each committee receives an additional $3,000 per year.

     Additionally, under a program to be implemented in May 1999, each director may elect to receive some or all of his or her annual fees in the form of Common Stock, based on the fair market value of the Common Stock at the election date. Under this program, no more than an aggregate of 25,000 shares of Common Stock may be issued.

     Pursuant to the Company's Third Amended and Restated 1990 Stock Option Plan (the "1990 Stock Option Plan"), each non-employee director receives annually a non-discretionary grant of options to purchase

5,000 shares of Common Stock at the fair market value of such stock on the date of grant. Such options are immediately exercisable and expire on the earliest to occur of (a) ten years following the date of grant, (b) three months following retirement, (c) 12 months following termination of service due to disability or death, (d) upon cessation of service for reasons other than retirement, death or disability, or (e) the date of consummation of a specified change in control transaction defined generally to include the dissolution or liquidation of the Company, a reorganization, merger or consolidation of the Company in which the Company is not the surviving corporation, or a sale of substantially all of the assets or 80% or more of the outstanding stock of the Company to another entity. The exercise price may be paid in cash or, in the discretion of the Compensation and Stock Option Committee, Common Stock. In the discretion of the Compensation and Stock Option Committee, shares receivable on exercise may be withheld to pay applicable taxes on the exercise.

     Under the 1999 Stock Option Plan, if approved by the shareholders as proposed under "Item 3," the timing, terms and number of options awarded to directors would be left to the discretion of the Compensation and Stock Option Committee. The annual award of options to Directors under the 1990 Stock Option Plan would cease upon approval of the 1999 Stock Option Plan.

EMPLOYMENT AGREEMENTS

     MCI had previously entered into employment agreements (the "MCI Employment Agreements") with, among others, Messrs. Roberts, Taylor and Price (the "MCI Executives"), effective as of November 2, 1996, and expiring on December 31, 1999. The obligations of MCI under the MCI Employment Agreements were assumed by the Company upon consummation of the MCI Merger.


     Pursuant to the MCI Employment Agreements, each MCI Executive receives an annual base salary, subject to increases (but not decreases) at the discretion of MCI. The 1998 annual salaries of certain of the MCI Executives under the MCI Employment Agreements were as follows: Bert C. Roberts, Jr., $1,050,000; Gerald
H. Taylor, $735,000; and Timothy F. Price, $580,000. In addition, each MCI Executive receives an annual bonus for each fiscal year of MCI ending during the term of the MCI Executive's employment with a minimum bonus amount of no less than the average annual bonus earned by the MCI Executive in respect of the 1994, 1995 and 1996 fiscal years. The MCI Executive also participates in any long-term incentive compensation plan or program maintained by MCI for senior executives of MCI and all long-term compensation plans and programs in existence immediately prior to the MCI Merger are, under the MCI Employment Agreements, required to be maintained for at least two years following the MCI Merger or replaced by programs that are no less favorable to the MCI Executives. In addition, the MCI Executives participate in all MCI pension and welfare benefit plans and programs which are applicable to senior executives of MCI, and all pension and welfare benefit plans and programs in existence immediately prior to the MCI Merger are, under the MCI Employment Agreements, required to be maintained for at least two years following the MCI Merger or be replaced by programs that are no less favorable to the MCI Executives.



     Under the MCI Employment Agreements, in the event a MCI Executive's employment is terminated by MCI (for this purpose "MCI" shall mean MCI, MCI WorldCom and their respective affiliates) without "Cause" or by the MCI Executive for "Good Reason" (as each such term is defined below), the MCI Executive is to receive (a) the MCI Executive's accrued but unpaid salary and vacation pay, and any unpaid bonus from the prior fiscal year, (b) a cash payment equal to three times the sum of (x) the MCI Executive's annual base salary and (y) the greater of (A) the average annual bonus paid to or accrued for the MCI Executive by MCI in respect of the three calendar years preceding the termination of employment and (B) the annual bonus paid to or accrued for the MCI Executive in respect of 1995 ($1,300,000, $800,000, and $600,000 for
Messrs. Roberts, Taylor and Price, respectively), (c) continued medical, dental and life insurance coverage for the MCI Executive and the MCI Executive's eligible dependents on the same basis as in effect immediately prior to the MCI Executive's termination of employment until the earlier of (x) 36 months after the MCI Executive's termination of employment or (y) the commencement of coverage with a subsequent employer, but only to the extent such coverage duplicates or exceeds the coverage provided by MCI, (d) unless otherwise expressly elected by the MCI Executive prior to such termination, payment, in a cash lump sum, of all amounts deferred by the MCI Executive under any non-qualified plan of deferred compensation maintained by MCI or MCI WorldCom (notwithstanding the payment provisions of any such plan to the contrary), (e) full acceleration of vesting and exercisability of certain equity based and cash retention awards (including, but not limited to, certain stock options and Incentive Stock Units ("ISUs") granted to the MCI Executive prior to the MCI Executive's termination of employment), and (f) 36 months of age and service credit for all purposes under all defined benefit plans of MCI (or the equivalent).

     For purposes of the MCI Employment Agreements, "Cause" means: (i) a deliberate and material breach by the MCI Executive of his duties and responsibilities under the MCI Employment Agreement that results in material harm to MCI, which breach is (A) either the product of willful malfeasance or gross neglect, (B) committed in bad faith or without reasonable belief that such breach is in, or not contrary to, the best interests of MCI and (C) not remedied within 30 days after receipt of written notice from MCI specifying such breach;
(ii) the MCI Executive's willful and material breach of the restrictive covenants contained in the MCI Employment Agreement which is not remedied within 30 days after receipt of written notice from MCI specifying such breach; or
(iii) the MCI Executive's plea of guilty or nolo contendre to, or nonappealable conviction of, a felony, which conviction or plea causes material harm to the reputation or financial position of MCI. "Good Reason" means the occurrence of any of the following without the MCI Executive's express written consent: (i) the assignment to the MCI Executive of any duties inconsistent with the MCI Executive's current positions, duties, responsibilities and status with MCI, a change in the MCI Executive's reporting responsibilities, title or offices or any removal of the MCI Executive from or failure to elect or re-elect the MCI Executive to any position with MCI (including membership on the Board) except in connection with the MCI Executive's promotion or a termination of employment for Cause; (ii) a reduction in the MCI Executive's base salary or target annual bonus or long-term incentives, as such salary, target bonus and incentives are increased from time to time; (iii) the failure to continue in effect any employee benefit plan or compensation plan in which the MCI Executive participates unless the MCI Executive is provided with participation in other plans that provide substantially comparable benefits or the taking of any action that would adversely affect the MCI Executive's benefits under any such plan;
(iv) any relocation of the MCI Executive's principal place of business from the location described in the MCI Employment Agreement; (v) any reduction in fringe benefits and perquisites provided to the MCI Executive; (vi) any material breach by MCI of any provisions of the MCI Employment Agreement; and (vii) a failure by MCI WorldCom to expressly assume, as of the date of the MCI Merger, all obligations of MCI under the MCI Employment Agreement.

     The MCI Employment Agreements further provide that if the payments described above constitute "parachute payments" under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), MCI is to pay the MCI Executive an additional amount sufficient to place the MCI Executive in the same after-tax financial position the MCI Executive would have been in if the MCI Executive had not incurred the excise tax imposed under
Section 4999 of the Internal Revenue Code in respect of such parachute payments.

     In the event an MCI Executive's employment is terminated due to the MCI Executive's death or "Disability" (as defined in the MCI Employment Agreements), the MCI Employment Agreements provide that MCI is to pay to the MCI Executive (or the MCI Executive's beneficiaries) a lump sum cash amount equal to (i) the annual rate of the MCI Executive's annual base salary as in effect on the date of termination, and (ii) the highest bonus paid to the MCI Executive under MCI's annual bonus plan during the three fiscal years preceding the termination of employment. In addition, the MCI Executive is to receive (i) the unpaid portion of his annual base salary accrued to the date of termination and any accrued vacation as of the date of termination, and (ii) the unpaid portion of his bonus accrued with respect to the last full fiscal year of MCI ended prior to the date of termination, when such bonus would otherwise be payable.


     The MCI Employment Agreements contain confidentiality, non-competition and non-solicitation clauses which provide, among other things, that the MCI Executive is not to (i) render services to a competitor of MCI or its affiliates, or (ii) solicit or offer employment to any employee of MCI or its affiliates during the MCI Executive's employment with MCI or its affiliates and, thereafter, for a period expiring on the earlier of (x) the first anniversary of the MCI Executive's termination of employment, and (y) the expiration of the term of the MCI Employment Agreement.

     Pursuant to an amendment to Mr. Taylor's MCI Employment Agreement, Mr. Taylor became a director of the Company upon consummation of the MCI Merger, and will serve as a director until the 1999 Annual Meeting. Under the amendment, Mr. Taylor continued to be employed after the MCI Merger until his retirement on January 1, 1999. Upon retirement, Mr. Taylor's unvested equity awards (consisting of options to acquire 80,854 shares exercisable at $38.19 per share and awards of 29,466 shares of Common Stock), accelerated and his deferrals of 33,683 shares previously vested ceased and the underlying shares were distributed.


     In full settlement of any compensation claims under Mr. Taylor's MCI Employment Agreement (including payroll, bonus, and equity claims), the Company agreed to pay Mr. Taylor 1.33 times the sum of Mr. Taylor's 1998 salary and bonus (senior executive incentive plan plus cash equivalent of executive stock award) or approximately $3.56 million in the aggregate in monthly installments through December 31, 1999. Additionally, Mr. Taylor will receive three years service credit toward his pension at retirement. The non-competition provision of Mr. Taylor's MCI Employment Agreement will continue in force for a limited period.


     Pursuant to the terms of Mr. Sidgmore's employment agreement with UUNET, if Mr. Sidgmore's employment is terminated without cause, he will receive severance payments totaling $300,000. Under the employment agreement, Mr. Sidgmore also received options to purchase at $0.04 per share 4,644,635 shares of Common Stock (which options were exercised and 27,657 of the shares issued remain, as of the Record Date, subject to a right of repurchase, which right lapses in its entirety in June 1999). In the event of a change in control of MCI WorldCom or an involuntary termination other than for cause of Mr. Sidgmore's employment, MCI WorldCom's right of repurchase lapses with respect to 50 percent of any of the shares subject to a right of repurchase at the time and such right also lapses over time. If as a result of such acceleration, Mr. Sidgmore would incur an excise tax pursuant to Section 4999 of the Internal Revenue Code or corresponding provision of applicable state law, the Company is required to pay him when due to the applicable tax authority an amount sufficient to pay the excise tax and any federal, state and local taxes with respect thereto.


               REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                           ON EXECUTIVE COMPENSATION

GENERAL

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). From January 1, 1998 until September 14, 1998 the Committee was composed of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt and Lawrence C. Tucker. Subsequent to September 14, 1998, the Committee has been composed of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt, Gordon S. Macklin and Lawrence C. Tucker.

     The Company's executive compensation policy as implemented by the Committee is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short- and long-term financial performance and growth of the Company. The compensation policy is based on the principle that the financial rewards to the executive must be aligned with the financial interests of the shareholders of the Company. In this manner, the Company seeks to meet its ultimate responsibility to its shareholders.

     The Company's executive compensation has three elements: base salary, annual incentive compensation and long-term incentive compensation. The Committee is endeavoring to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining competitive compensation. The following is a summary of the considerations underlying each element.

BASE SALARY

     The Committee determines the salary ranges for each of the executive officer positions of the Company, based upon the level and scope of the responsibilities of the office and the pay levels of similarly positioned executive officers in comparable companies. The evaluation of the Chief Executive Officer is of paramount importance in setting base salaries of other executive officers. The Committee's practice has been to establish base salaries for particular offices between the median and high end of the range of such salaries at comparable companies in order to attract and retain the best qualified management team available. In 1998, base salaries for executive officers were consistent with this policy.

     The comparison of compensation levels is based on surveys of various companies both within and outside the telecommunications industry. Certain of these companies are included in the peer group represented in the index used for stock performance comparisons elsewhere in this Proxy Statement under the caption "Comparison of Five-Year Cumulative Total Returns." The Committee is satisfied that it has reasonably accurate information with respect to salary ranges for the surveyed companies.

     The Committee begins its annual compensation review in November, and it generally acts in the first quarter of each year to set the compensation of the Company's executive officers. The Committee considers (i) the Company's performance as evidenced in changes in the price of the Common Stock during the year as compared to changes in its industry and the broader economic environment, (ii) the Chief Executive Officer's recommendations with respect to a particular officer, (iii) the officer's individual performance, (iv) any significant changes in the officer's level of responsibility, and (v) each officer's then-current salary within the range of salaries for such position. The Committee includes significant qualitative components in evaluating the individual performance of each executive officer. These components include the officer's leadership, teambuilding and motivational skills, adaptability to rapid change, and assimilation of new technical knowledge to meet the demands of the industry's customers. In this qualitative evaluation, the Committee exercises its collective judgment as to the officer's contributions to the growth and success of the Company during the prior year and the expected contributions of such officer in the future.

     Generally, salary increases are made retroactive to January 1 of the current year. For 1999, executive officers' salaries were set consistent with the policy to pay between the median and high end of the range of such salaries at comparable companies.

ANNUAL INCENTIVE COMPENSATION

     The Company's executive officers, as well as other management employees, are eligible to receive cash bonus awards. The key components in determining the amount of such awards include the financial performance of the Company in the context of the overall industry and economic environment, generally as evidenced by changes in the Common Stock price during the prior year, as well as the individual growth and success of the Company as measured primarily by revenues and other performance goals. The judgment of each member of the Committee, and of the Chief Executive Officer in the case of other executive officers, as to the impact of the individual on the financial performance of the Company also are considered. Based largely upon internal growth, the successful completion of various transactions, the attainment of quantitative performance goals and the increase in the price of the Common Stock, the Committee awarded bonuses for 1998 which fell between the median and high end of the range of bonuses at comparable companies.

     In 1994, the Company adopted the Annual Performance Bonus Plan (the "Annual Plan") and, in 1997, adopted the WorldCom, Inc. Performance Bonus Plan (the "Performance Bonus Plan"). Each plan relates to certain cash bonuses for the Chief Executive Officer and such other executive officers as the Committee may determine. The bonuses are predicated on the achievement by the Company of one or more quantitative performance goals. Subject to attainment of the specified performance goal(s) and the limitations with respect to the maximum bonus payable under the applicable plan, the Committee exercises its judgment as to individual contributions to the Company's performance, as set forth above under the caption "Base Salary," in determining the actual amount of the bonus to be paid. The Company has phased out usage of the Annual Plan and anticipates utilization of the Performance Bonus Plan for plan bonuses in the future.

LONG-TERM INCENTIVE COMPENSATION

     The Committee believes that long-term incentive compensation in the form of stock options is the most direct way of making executive compensation dependent upon increases in shareholder value. The Company's stock option plans provide the means through which executive officers can build an investment in Common

Stock which will align such officers' economic interests with the interests of shareholders. The value of the stock options historically has increased as a result of increases in the price of the Common Stock, and such options are highly valued by employees. The Committee believes that the grant of stock options has been a particularly important component of its success in retaining talented management employees.

     The exercise price of each option has generally been the market price of the Common Stock on the date of grant. The most recent option grants generally provide for delayed vesting and have a term of ten years. The Committee believes that stock options give the executive officers greater incentives throughout the term of the options to strive to operate the Company in a manner that directly affects the financial interests of the shareholders both on a long-term, as well as a short-term, basis.

     In determining the number of option shares to grant to executive officers, the Committee considers on a subjective basis the same factors as it does in determining the other components of compensation, with no single factor accorded special weight. The recommendation of the Chief Executive Officer is of paramount importance in determining awards to persons other than himself.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Mr. Ebbers' base salary, annual incentive compensation and long-term incentive compensation are determined by the Committee based upon the same factors as those employed by the Committee for executive officers generally. The total compensation package of Mr. Ebbers is designed to be competitive while creating awards for short- and long-term performance in line with the financial interests of the shareholders. In 1998, the compensation package for Mr. Ebbers was consistent with this policy.

     The Company's performance bonus plans for the Chief Executive Officer have included the Annual Plan, the Performance Bonus Plan and the Special Performance Bonus Plan adopted in 1996 relating to certain cash bonuses to the Chief Executive Officer for 1996 through 1998 (the "Special Bonus Plan"). As referenced above, the Company anticipates utilization of the Performance Bonus Plan for future plan bonuses.


     In 1997, the Company's stock price increased from $26.06 to $30.25 per share. The Company had $23.60 billion in total assets as of December 31, 1997 and $7.38 billion in revenues for the year ended December 31, 1997. The Committee established a maximum bonus for 1997 under the Annual Plan for the Chief Executive Officer equal to $2,531,250. The Committee established specific performance goals for 1997 based on the attainment by the Company of specified minimum gross revenues and adjusted earnings per share of Common Stock. The Company achieved the performance goals, and the Committee determined to award the Chief Executive Officer the entire bonus, based on the factors discussed above. Additionally, in connection with the Performance Bonus Plan, the Committee established a specific performance goal based on the attainment by the Company of a specified percentage increase in consolidated pro forma gross revenues. The specified performance goal was met in 1997 and the Committee determined to award the Chief Executive Officer the maximum bonus with respect to 1997 of $13.0 million. Under the Special Bonus Plan, the Committee established a maximum bonus for 1997 of $1,500,000 and a performance goal based on certain billings by the Company. The 1997 performance goal was achieved, and the Committee awarded the $1,500,000 maximum allowed under the Special Bonus Plan. At Mr. Ebbers' request, the base salary for Mr. Ebbers in 1998 remained unchanged at $935,000.


     In 1998, the Company's stock price increased from $30.25 to $71.75 per share, and the Company increased significantly in size upon the completion of the MCI Merger. The Company had $86.4 billion in total assets as of December 31, 1998 and $17.7 billion in revenues for the year ended December 31, 1998. The Committee established a maximum bonus for 1998 under the Performance Bonus Plan for the Chief Executive Officer equal to $6,046,875. It established a specific performance goal based on the attainment by the Company of a specified percentage increase in consolidated pro forma gross revenues. The Company achieved the performance goals, and the Committee determined to award the Chief Executive Officer the entire bonus, based on the factors discussed above. Mr. Ebbers accepted only $4,800,000 of such award. Additionally, for 1998, the Committee established a maximum bonus under the Special Bonus Plan of $2,250,000 and a performance goal based on certain billings by the Company. The 1998 performance goal was achieved, and the Committee awarded the $2,250,000 maximum amount allowed under the Special Bonus

Plan. Also in 1998, the Committee awarded Mr. Ebbers a non-plan bonus of $65,000. The base salary for Mr. Ebbers in 1999 was set at $1,000,000.

     During 1998, the Committee granted Mr. Ebbers options exercisable for an aggregate of 1,200,000 shares of Common Stock, which become exercisable in three equal annual installments beginning January 1, 1999 through January 1, 2001. The Committee believes that options appropriately compose a significant portion of compensation for the reasons set forth above. In evaluating the number of options awarded, the Committee did not employ a formal valuation formula, but compared the number of options to the numbers of options awarded by comparable companies.

CONCLUSION

     The Committee intends to continue its practice of basing executive compensation on stock price and other financial performance criteria, and on its qualitative evaluation of individual performance. Additionally, the Committee is augmenting, as applicable to the persons involved, these components of the compensation process with the quantitative measures of performance included in the Company's performance bonus plan. The Committee believes that its compensation policies promote the goals of attracting, motivating, rewarding and retaining talented executives who will maximize value for the Company's shareholders.

                                THE COMPENSATION AND STOCK OPTION COMMITTEE
                                                 April 23, 1999

                                Stiles A. Kellett, Jr. (Chairman)
                                Max E. Bobbitt
                                Gordon S. Macklin
                                Lawrence C. Tucker

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS


     The following graph compares the cumulative five-year shareholder return (including reinvestment of dividends) on an indexed basis with the Center for Research in Security Prices ("CRSP") Index for Nasdaq Telecommunications Stocks (SIC codes 4800 through 4899 -- US and Foreign Companies) and the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500"). Upon a shareholder's written request to the Chief Financial Officer of the Company, the Company will promptly provide the names of the companies included in the CRSP Index for Nasdaq Telecommunications Stocks. These indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Stock.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

                    Performance Graph for MCI WORLDCOM, Inc.

                                                                                            Nasdaq
                                                                                      Telecommunications
                                                                                          Stocks SIC
                                                        MCI                               4800-4899
               Measurement Period                    WORLDCOM,          S&P 500              US &
             (Fiscal Year Covered)                      Inc.             Stocks            Foreign
12/31/93                                                     100.0             100.0              100.0
12/31/94                                                      80.6             101.4               83.5
12/31/95                                                     146.1             139.5              109.3
12/31/96                                                     216.1             172.0              111.7
12/31/97                                                     274.7             229.6              165.9
12/31/98                                                     651.6             296.2              273.0

---------------

Notes:

A The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B The indexes are reweighted daily, using the market capitalization on the previous trading day.

C If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

D     The index level for all series was set to $100.00 on 12/31/93.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation of the named executive officers of the Company for the three years ended December 31, 1998. The table also sets forth, for informational purposes, the compensation paid by MCI during 1998 to Messrs. Roberts and Price, who became executive officers of the Company upon completion of the MCI Merger and the compensation paid by MFS and/or UUNET during 1996 to Mr. Sidgmore, who became an executive officer of the Company upon completion of the MFS Merger.


                                                                                       LONG TERM COMPENSATION
                                                    ANNUAL COMPENSATION                        AWARDS
                                             ------------------------------------    ---------------------------
                                                                         OTHER                       SECURITIES       ALL
                                                                        ANNUAL       RESTRICTED      UNDERLYING      OTHER
              NAME AND                                                  COMPEN-         STOCK         OPTIONS/      COMPEN-
         PRINCIPAL POSITION           YEAR   SALARY($)    BONUS($)     SATION($)     AWARD(S)($)       SARS(#)     SATION($)
         ------------------           ----   ---------   ----------    ----------    -----------     -----------   ---------
Bernard J. Ebbers...................  1998     935,000    7,115,000(1)     54,444(3)         --      1,200,000/0       4,800(5)
  President and Chief Executive       1997     935,000   17,031,250           --             --      1,200,000/0       4,800
  Officer                             1996     935,000    2,337,500           --             --      1,200,000/0       4,500

Bert C. Roberts, Jr. ...............  1998   1,050,000    9,380,950(2)  1,995,548(3)    1,785,883(4)   411,950/0     769,472(6)
  Chairman of the Board

Timothy F. Price....................  1998     580,000    7,331,700(2)    306,643(3)      999,117(4)   491,525/0       6,231(6)
  President and Chief Executive
  Officer MCI WorldCom
  Communications

John W. Sidgmore(7).................  1998     500,000    2,000,000           --             --        600,000/0       4,800(5)
  Vice Chairman of the Board          1997     500,000            0           --             --      1,000,000/0     962,050
                                      1996     283,577      494,443           --             --              0/0   2,182,654

Scott D. Sullivan...................  1998     500,000    2,000,000           --             --        600,000/0       4,800(5)
  Chief Financial Officer and         1997     500,000    3,500,000           --             --      1,000,000/0       4,800
  Secretary                           1996     375,000      500,000           --             --        100,000/0       4,500



---------------

(1) Includes $2,250,000 paid under the Special Bonus Plan and $4,800,000 paid under the Performance Bonus Plan. The Compensation and Stock Option Committee awarded to Mr. Ebbers the $6,046,875 maximum amount allowed under the Performance Bonus Plan for 1998, but Mr. Ebbers accepted only $4,800,000 of such award.

(2) Includes the remaining cash retention bonus paid in connection with the MCI Merger, to Messrs. Roberts and Price of $7.0 million and $6.0 million, respectively. See "Certain Relationships and Related Transactions."

(3) Includes the imputed value of personal use of the Company airplane of $54,444 for Mr. Ebbers and $21,650 for Mr. Roberts; and the annuity premium and taxes paid of $1,937,355 for Mr. Roberts and $306,643 for Mr. Price as the result of the purchase of an annuity to discharge MCI's Supplemental Pension Plan's obligation to the MCI Executive. The amounts reduce dollar for dollar the actual amount of pension to be paid to the executive upon retirement. All other perquisites and other personal benefits are less than $50,000 in the aggregate and have therefore been excluded.

(4) During 1998, Messrs. Roberts and Price were awarded ISUs totaling 45,704 and 25,444, respectively (as adjusted to reflect Common Stock of the Company). The ISUs, which are an unfunded promise to deliver shares of stock in the future, were awarded under MCI's Executive Stock Award Program ("ESA"). Under the ESA, cash target awards were set for each MCI Executive salary range and awards determined based on certain performance criteria. Cash awards are converted to ISUs by dividing the cash award amount by the stock price on the date the awards are determined. ISUs granted under the ESA vest ratably over a three year period. All outstanding restricted shares and ISUs awarded prior to November 9, 1997, were accelerated upon consummation of the MCI Merger. As of December 31, 1998, the total number (and value of) nonvested ISUs are as follows: Mr. Roberts, 45,704 ($3,279,262) and Mr. Price, 25,444 ($1,825,607). See "Certain Relationships and Related Transactions."

(5) Matching contributions to the Company's 401(k) Plan.

(6) Includes matching contributions to the MCI 401(k) plan of $4,288 for Mr. Roberts and $6,231 for Mr. Price; and $765,184 for premiums paid by the Company for executive life insurance on behalf of Mr. Roberts. Excludes $15,031,119 for Mr. Roberts in connection with the vesting of MCI restricted shares upon consummation of the MCI Merger and $627,385 for Mr. Roberts and $8,525,307 for Mr. Price in connection with the vesting of MCI ISUs upon consummation of the MCI Merger, as well as the value of stock options that vested upon consummation of the MCI Merger, as described in "Certain Relationships and Related Transactions."

(7) As of December 31, 1998, the total number (and value) of restricted stock holdings of Mr. Sidgmore was 82,938 ($5,950,802). See "Employment Agreements."

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning stock option grants made in the fiscal year ended December 31, 1998 to the individuals named in the Summary Compensation Table. The table also sets forth, for informational purposes, MCI stock options awarded to Messrs. Roberts and Price. Upon effectiveness of the MCI Merger, the then outstanding and unexercised options exercisable for shares of MCI common stock were converted into options exercisable for shares of Common Stock having the same terms and conditions as MCI options, except that the exercise price and the number of shares issuable upon exercise were divided and multiplied, respectively, by 1.2439. There were no grants of stock appreciation rights ("SARs") to said individuals during the year.


                                                          INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                        ------------------------------------------------------      VALUE AT ASSUMED
                                        NUMBER OF      % OF TOTAL                                 ANNUAL RATE OF STOCK
                                        SECURITIES      OPTIONS                                  PRICE APPRECIATION FOR
                                        UNDERLYING     GRANTED TO     EXERCISE OR                    OPTION TERM(5)
                                         OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
                 NAME                   GRANTED(#)   FISCAL YEAR(3)    ($/SH)(4)       DATE        5%($)        10%($)
                 ----                   ----------   --------------   -----------   ----------   ----------   ----------
Bernard J. Ebbers.....................  1,200,000(1)      3.8           29.9375      01/01/08    22,593,039   57,255,198
Bert C. Roberts, Jr. .................    111,951(2)      0.7           38.1863(2)   02/04/08     2,688,521    6,813,240
                                          299,999(2)      2.0           40.2000(2)   08/31/08     7,584,444   19,220,470
Timothy F. Price......................     71,525(2)      0.4           38.1863(2)   02/04/08     1,717,684    4,352,949
                                          420,000(2)      0.8           40.2000(2)   08/31/08    10,618,257   26,908,748
John W. Sidgmore......................    600,000(1)      1.9           29.9375      01/01/08    11,296,520   28,627,599
Scott D. Sullivan.....................    600,000(1)      1.9           29.9375      01/01/08    11,296,520   28,627,599


---------------

(1) The options terminate on the earlier of their expiration date or ten years after grant or, generally, immediately on termination for reasons other than retirement, disability, death or without cause; three months after termination of employment on retirement; 12 months after termination for disability, death or without cause; or unless the Compensation and Stock Option Committee determines otherwise, upon the consummation of a specified change of control transaction. The options may be transferred to certain family members and related entities with the consent of the Committee. The options for Messrs. Ebbers, Sidgmore and Sullivan become exercisable in three equal annual installments beginning January 1, 1999 through January 1, 2001, but vesting may be accelerated upon the consummation of a specified change of control transaction as determined by the Committee.

(2) Amounts shown have been adjusted to reflect the conversion of MCI stock options into MCI WorldCom stock options in the MCI Merger. Options granted to Messrs. Roberts and Price in February 1998 (first line) terminate on the earlier of their expiration date or ten years after grant or, generally three months after termination for reasons other than retirement or five years after termination of employment on retirement, in certain circumstances, and become exercisable to the extent of one-third of the shares covered thereby on each of the first, second and third anniversary of the grant. Vesting may be accelerated upon a reorganization event or upon a tender offer for 30% or more of the Company's voting stock by a third party in accordance with plan provisions. Options granted to Messrs. Roberts and Price in August 1998 (second line) terminate on the earlier of their expiration date or ten years after grant or, generally, immediately on termination for reasons other than disability or death; or twelve months after termination for disability or death and become exercisable in four installments: 10% on January 1, 1999, 30% on January 1, 2000, 30% on January 1, 2001 and 30% on January 1, 2002.

(3) Based on total options granted to WorldCom employees during 1998 for Messrs. Ebbers, Sidgmore and Sullivan. For Messrs. Roberts and Price, percentage is based on total options granted to MCI employees during 1998.

(4) The exercise price may be paid in cash or, in the discretion of the Company's Compensation and Stock Option Committee, by shares of Common Stock valued at the closing quoted selling price on the date of exercise, or a combination of cash and Common Stock.

(5) The indicated 5% and 10% rates of appreciation are provided to comply with Securities and Exchange Commission regulations and do not necessarily reflect the views of the Company as to the likely trend in the stock price. Actual gains, if any, on stock option exercises and the sale of Common Stock holdings will be dependent on, among other things, the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

     The following table sets forth information concerning the number and value realized as to options exercised during 1998 and options held at December 31, 1998, by the individuals named in the Summary Compensation Table and the value of those options held at such date. The options exercised were not exercised as SARs and no SARs were held at year end. All options had exercise prices lower than the fair market value of the Common Stock on December 31, 1998 ("in-the-money" options).


                                                        NUMBER OF SECURITIES
                                                             UNDERLYING            VALUE OF UNEXERCISED IN-THE-
                                                         UNEXERCISED OPTIONS           MONEY OPTIONS AT FY-
                           SHARES         VALUE             AT FY-END(#)                     END($)(2)
                        ACQUIRED ON      REALIZED    ---------------------------   -----------------------------
NAME                    EXERCISE (#)      ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                    ------------    ----------   -----------   -------------   ------------   --------------
Bernard J. Ebbers.....          --              --    2,875,696      2,400,000     163,668,210     108,325,000
Bert C. Roberts,
  Jr. ................     993,254(3)   23,202,005      151,135        411,950       6,867,934      13,222,459
Timothy F. Price......          --              --      224,464        491,525      10,920,354      15,651,644
John W. Sidgmore......          --              --      367,220      1,268,151      17,509,700      55,678,587
Scott D. Sullivan.....          --              --      433,333      1,366,667      21,074,985      60,975,015


---------------

(1) Based upon the difference between the closing price on the date of exercise and the option exercise price.

(2) Based upon a price of $71.75 per share, which was the closing price of Common Stock on December 31, 1998.

(3) Options exercised prior to the MCI Merger; amount shown has been adjusted to reflect the conversion of MCI common stock into MCI WorldCom Common Stock in the MCI Merger.

PENSION PLANS

     As a result of the MCI Merger, the Company has a noncontributory defined benefit pension plan (the "Qualified Plan") and a supplemental nonqualified defined benefit plan (the "Supplemental Plan" and, together with the Qualified Plan, the "MCI Pension Plans"). The Qualified Plan covers substantially all MCI employees who became MCI WorldCom employees as of the MCI Merger. The Qualified Plan was frozen as of January 1, 1999. MCI employees who were participants as of January 1, 1999 will not have any further compensation credits added to their accounts, however, interest credits and vesting service will continue to accrue. The Supplemental Plan covers only MCI's key executives, including Messrs. Roberts, Price and Taylor, who work at least 1,000 hours in a year. No employee contributions are required for participation in the MCI Pension Plans. Retirement benefits are based upon the employee's compensation during the employee's employment with MCI or a participating subsidiary.

     Compensation used to calculate benefits includes bonuses (including bonuses invested in ISUs) but does not include compensation related to fringe benefits, stock options or restricted stock. During 1998, compensation for the purposes of calculating pension benefits for the Qualified Plan was limited by Section 401(a)(17)
of the Internal Revenue Code, to $160,000. The Supplemental Plan pays the incremental benefit attributable to that part of the employee's compensation which exceeds the Internal Revenue Code limitation in any plan year.

     Participants are fully vested upon the earlier of five years of service or upon reaching age 65 while employed by MCI or a participating subsidiary. There is no partial vesting. Normal retirement age is 65, but an employee may elect to receive an actuarially-reduced pension at or after age 55 with five years of service with MCI or a participating subsidiary. In addition, the Supplemental Plan permits MCI to grant additional service and additional pension amounts to selected employees.

     For MCI employees employed after January 1, 1989, the MCI Pension Plans provide a normal retirement benefit for each year of credited service equal to 1% of the compensation earned by the employee during that year up to the Social Security "covered compensation" level plus an additional 1.5% of compensation earned over that level. However, employees employed on or before January 1, 1993 were credited with an updated past service benefit which provides a benefit of 1% of the employee's average annual compensation (for the years 1990, 1991 and 1992) up to $21,000 and 1.5% of such compensation over $21,000 for such years multiplied by the employee's service through December 31, 1992. For employees employed on or after January 1, 1994, the MCI Pension Plans provide a future service benefit for each subsequent year of credited service equal to a flat 1.8% of the employee's eligible compensation. Effective January 1, 1996, MCI adopted a Part II to the Qualified Plan ("Part II") which changed the manner in which pension benefits will be determined. Prior to January 1, 1996, pension benefits were determined as noted above ("Part I"). Part II is a defined benefit pension plan. Under Part II, an initial account balance has been established for each participant equal to the actuarial equivalent of the participant's prior accruals under the Qualified Plan. Participants employed on or after January 1, 1996 receive compensation credits and interest credits to their accounts. Compensation credits are a designated percent of pay, based on the participant's age, according to the following schedule: employees younger than age 25, 2.0%; age 25-29; 2.5%; age 30-34; 3.0%; age 35-39, 4.0%; age 40-44, 5.0%; age 45-54,
6.0%; and age 55 or older, 6.5%. Part II guarantees a minimum interest credit of 4% per year on the prior year's account balance. For 1998, the guaranteed interest credit is 6.0%. Part II Participants who were age 50 or older with 5 years of service as of December 31, 1995 will accrue a pension benefit equal to the greater of benefits calculated under Part I or Part II until the plan year ended December 31, 2000 for each year they are employed by MCI.

     Benefits payable from tax qualified plans are further limited by Section 415 of the Internal Revenue Code; in 1998, the annual maximum benefit from the Qualified Plan was limited to $130,000. When the pension formula would result in an executive receiving a benefit above the applicable limit, the Supplemental Plan assumes an obligation to pay the incremental portion above such limit.

     As of December 31, 1998, Messrs. Roberts, Taylor and Price, upon normal retirement, would be entitled to annual retirement benefits from the MCI Pension Plans of approximately $581,961, $276,465 and $111,091, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of the Company ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that certain reports were not required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to Reporting Persons were complied with, except that Messrs. Ebbers, Kellett and Taylor each filed one late report covering one, two and two transaction(s), respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     AOL TRANSACTION. Pursuant to the agreement relating to the Company's acquisition of ANS Communications, Inc. ("ANS") from AOL on January 31, 1998 (the "AOL Agreement"), the Company agreed to cause Stephen M. Case, Chairman of the Board and Chief Executive Officer of AOL, to be appointed to the Company's Board of Directors. Mr. Case made such request and was appointed to the Board in March 1998. Pursuant to the agreement, the Company acquired ANS for approximately $500 million and entered into the contracts described below. As part of the transaction, AOL acquired CompuServe Corporation's Interactive Services division and received a $175 million cash payment from the Company.


     AOL and the Company and/or certain of the Company's subsidiaries are currently parties to certain agreements regarding the provision of dial-up and leased line access to AOL. Upon closing of the AOL Agreement, the Company, AOL and ANS entered into a Master Agreement for Data Communications (the "AOL Communications Agreement") which has an initial term expiring December 31, 2002, subject to extension by AOL in certain circumstances. The AOL Communications Agreement provides that ANS will (i) continue to maintain and operate portions of AOL's dial-up member access network; (ii) install, activate, maintain and operate additional modems for AOL's dial-up network in the United States and Canada; and (iii) provide AOL with Internet access. AOL committed to purchase from ANS specified percentages of its incremental modem requirements each year, subject to ANS fulfilling certain obligations. The fees for the foregoing services are based on several factors, including certain fixed base prices, the prices offered by ANS to its non-affiliated customers, prices paid by AOL to, or offered to AOL by, other significant suppliers of modems and modem services, and, if AOL provides such services to itself, AOL's cost. The fees are subject to adjustment twice per year and include certain agreed-upon discounts. AOL, UUNET and the surviving corporation of the Company's merger with CompuServe Corporation ("CompuServe") also entered into a Network Services Agreement (the "Network Services Agreement") on January 31, 1998, which has an initial term expiring December 31, 2002, subject to extension by AOL in certain circumstances. Under the Network Services Agreement, such surviving corporation provides AOL with capacity on the CompuServe network, and AOL committed to use the network for specified portions of its requirements. The fees paid by AOL are based on several factors, including certain fixed base prices, the prices offered to AOL by other significant suppliers of network capacity, and such surviving corporation's actual cost to provide the network capacity. Expenditures by AOL under all of such agreements during 1998 were approximately $538 million.



     On December 31, 1998, ANS merged into UUNET, and on March 31, 1999, CompuServe merged into UUNET, and UUNET has assumed the obligations of ANS and CompuServe, respectively, under the AOL Communications Agreement and the Network Services Agreement. The Network Services Agreement has been amended to provide that certain of the services would be provided by UUNET at fixed hourly rates based on usage. The Noncompetition and Nonsolicitation Agreement has been amended to remove the restrictions on all parties relating to customers and suppliers.


     The AOL Agreement included customary representations and warranties, and provisions for each of AOL and MCI WorldCom to indemnify the other for certain losses and expenses, subject to specified time limits and minimum amounts. AOL and ANS also entered into a Noncompetition and Nonsolicitation Agreement under which (i) AOL agreed to certain limitations on its business activities in the network services business, (ii) the Company agreed that CompuServe will be subject to certain limitations in the online services business, and (iii) each of the parties agreed to certain restrictions on its rights to solicit or otherwise deal with customers, suppliers, employees, independent contractors, agents or representatives of the other.


     BFP MERGER. In the BFP Merger, effective as of January 29, 1998, each outstanding share of BFP common stock was converted into the right to receive
1.85 shares of MCI WorldCom Common Stock or approximately 72.6 million shares in the aggregate. In connection with the negotiation and approval of the BFP merger agreement, Mr. Ebbers indicated his expectation that the WorldCom Board of Directors would consider the nomination of an individual designated by the BFP Board of Directors (who was expected to be Mr. James C. Allen) for election as a director of WorldCom following the effective time of the BFP Merger. The BFP Merger resulted in the vesting of Mr. Allen's 66,667 shares of BFP stock options exercisable at $12.50 per share, which options were converted into options exercisable for Common Stock having the same terms and conditions, except that the exercise price and number of shares issuable upon exercise were divided and multiplied, respectively, by 1.85. As of November 30, 1997, Mr. Allen beneficially owned 319,885 shares of BFP Common Stock. Each of Mr. Allen's shares of BFP common stock was converted into 1.85 shares of Common Stock in the BFP Merger. Pursuant to a Change in Control Severance Agreement entered into as of

April 8, 1997, Mr. Allen received a $2,075,158 payment upon his termination as Vice Chairman and Chief Executive Officer of BFP in February 1998. Mr. Allen is also entitled to continuation of medical insurance benefits for a three-year period, and is subject to certain non-competition and non-solicitation provisions.


     MCI MERGER. In the MCI Merger, each outstanding share of MCI common stock was converted into the right to receive 1.2439 shares of MCI WorldCom Common Stock, or approximately 755 million shares in the aggregate and each share of MCI Class A common stock (held by British Telecommunications plc) was converted into the right to receive $51 in cash or approximately $7 billion in the aggregate. As of the effective time of the MCI Merger, in exchange for shares of MCI common stock held by them, Messrs. Macklin, Price, Roberts and Taylor and Ms. Areen acquired 46,272; 53,198; 615,515; 262,982 and 4,730 shares of Common
Stock, respectively (including shares acquired by family members, benefit plans and other affiliated entities), excluding shares in respect of MCI restricted shares and ISUs, based upon the exchange ratio in the MCI Merger. Pursuant to the MCI Merger, all unvested and unpaid MCI Restricted Shares and ISUs outstanding on the date of execution of the agreement relating to the MCI Merger (the "MCI Merger Agreement"), became fully vested and (unless voluntarily deferred) paid. Accordingly, Messrs. Roberts, Taylor and Price acquired 356,132, 33,823 and 19,303, respectively, fully vested MCI WorldCom shares in respect of MCI restricted shares and ISUs. In addition, pursuant to the MCI Merger, all options to acquire MCI common stock, which were granted prior to November 7, 1997, became fully vested and exercisable immediately if not previously vested, and converted into options to acquire Common Stock based on the exchange ratio in the merger. Accordingly, Messrs. Price, Roberts and Taylor and Ms. Areen acquired fully vested options to acquire 224,464, 151,135, 109,153 and 49,756 shares, respectively, of Common Stock exercisable at weighted average prices per share of $23.10, $26.31, $26.31 and $23.92, respectively and Messrs. Alexander, Macklin, Price, Roberts and Taylor acquired options subject to existing vesting requirements to acquire 49,756, 49,756, 491,525, 411,950 and 80,854 shares, respectively, of Common Stock exercisable at weighted average prices per share of $45.92, $45.92, $39.91, $39.65 and $38.19, respectively.


     In connection with the MCI Merger, a cash retention award pool of up to approximately $170 million was created to provide retention incentives for MCI senior executives, including Messrs. Roberts, Taylor and Price, who received $10.5 million, $9.5 million and $9.0 million, respectively. One-third of the retention incentive was paid in December 1997 and the remainder was paid upon consummation of the MCI Merger.

     Pursuant to the MCI Merger Agreement, from and after the effective time of the MCI Merger (the "MCI Merger Effective Time"), the surviving corporation in the MCI Merger is to cause to be maintained in effect in its certificate of incorporation and bylaws (i) for a period of six years after the MCI Effective Time, the then current provisions regarding indemnification of officers and directors contained in the MCI Restated Certificate of Incorporation and the MCI Bylaws, and (ii) for a period of six years, the then current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by MCI with respect to claims arising from facts or events that occurred on or before the MCI Effective Time, except that in no event is the surviving corporation to be required to expend in any one year an amount in excess of 200% of the annual premiums then paid by MCI for such insurance, and, if the annual premiums of such insurance coverage exceed such amount, the surviving corporation is to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

     Pursuant to the MCI Merger Agreement, the Company originally agreed that the Company's Board of Directors, as of the MCI Effective Time, would consist of fifteen members, eight of whom would be designated by WorldCom from among the directors of WorldCom, five of whom would be designated by MCI from among the directors of MCI and two of whom would be directors designated by WorldCom from among then pending acquisitions of WorldCom; provided that the persons designated by each party are reasonably acceptable to the other party. See, however, "Item 1. Election of Directors."

     The Company also agreed to cause Bert C. Roberts, Jr. to be appointed Chairman of MCI WorldCom, and to cause the senior management of MCI WorldCom to be as previously agreed between the parties. Pursuant to the MCI Merger Agreement, Bernard J. Ebbers continued to serve as the President and Chief Executive Officer of MCI WorldCom. In addition, Timothy F. Price, formerly President and Chief Operating Officer of MCI, became President and Chief Executive Officer of MCI WorldCom Communications, a business unit of the Company; John W. Sidgmore, formerly Vice Chairman and Chief Operations Officer of WorldCom, became Vice Chairman of MCI WorldCom; and Scott
D. Sullivan continued to serve as Chief Financial Officer of MCI WorldCom.

     Prior to the MCI Merger, the Company and MCI were parties to certain interconnection or other service agreements with each other and certain of their affiliates in the ordinary course of their businesses, which agreements have been amended from time to time. In fiscal 1998, MCI and its subsidiaries and WorldCom and its subsidiaries engaged in transactions aggregating approximately $588 million prior to the MCI Merger.

     TELEFONICA. During 1998, the Company entered into a strategic alliance with Telefonica to create strategic business ventures which will enter the telecommunications markets in Europe and the Americas. The joint venture was formed to target fast growing Latin American communications markets, and to establish a state-of-the-art Pan American network to provide customers a portfolio of integrated communications services. Telefonica's Chairman and Chief Executive Officer, Juan Villalonga, was named as a director of MCI WorldCom pursuant to this strategic alliance agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     From January 1, 1998 until September 14, 1998, the Committee was composed of Stiles A. Kellett, Jr. (Chairman), Max E. Bobbitt, and Lawrence C. Tucker. Subsequent to September 14, 1998, the Committee was composed of Stiles A. Kellett, Jr., Max E. Bobbitt, Gordon S. Macklin and Lawrence C. Tucker. See "Certain Relationships and Related Transactions" regarding Mr. Macklin and the MCI Merger.

          ITEM 2. APPROVAL OF AMENDMENT TO SECOND AMENDED AND RESTATED
         ARTICLES OF INCORPORATION, AS AMENDED, TO INCREASE AUTHORIZED
                             SHARES OF COMMON STOCK

     The Board of Directors has proposed an amendment to the Articles of Incorporation (the "Amendment") and directed that the Amendment be submitted to the shareholders for approval. The Amendment would increase the number of authorized shares of Common Stock from 2,500,000,000 to 5,000,000,000.

     The full text of the proposed resolution and Amendment related to Item 2 is as follows:

          "RESOLVED, that Section A of Article Four of the Second Amended and Restated Articles of Incorporation, as amended, of the Company be further amended by deleting said Section A in its entirety and substituting in lieu thereof a new Section A of Article Four that reads as follows:

             'A. Common Stock. The authorized voting common stock of the Corporation is five billion (5,000,000,000) shares, par value $.01 per share.' "


     On April 1, 1999, there were 1,856,683,403 shares of Common Stock issued and outstanding. This number does not include 213,444,454 shares reserved for issuance under outstanding options and warrants to purchase shares of Common Stock, 1,768,760 shares issuable under ISUs, 4,510,211 treasury shares or 1,122,584 shares issuable upon conversion of the Series B Preferred Stock. As of such date, therefore, there were 422,470,588 shares of authorized Common Stock not reserved for such purposes and available for issuance. Holders of Common Stock and currently outstanding preferred stock have no preemptive rights to acquire additional issuances of shares of Common Stock or preferred stock. Additionally, there were 46,429,423 shares of authorized preferred stock, of which 11,524,415 shares of Series B Preferred Stock were outstanding.


     The Board of Directors has deemed it advisable and in the best interests of the Company to amend Article Four of the Articles of Incorporation to increase the authorized number of shares of Common Stock to 5,000,000,000. The purpose of such increase is to place the Company in a position where it will continue to have a sufficient number of shares of authorized and unissued Common Stock which can be issued for or in connection with such corporate purposes as may, from time to time, be considered advisable by the Board of Directors. Having such shares available for issuance in the future will give the Company greater flexibility and will allow such shares to be issued as determined by the Board of Directors of the Company without the expense and delay of a special shareholders' meeting to approve such additional authorized capital stock. Such corporate purposes could include, without limitation: (a) issuance in connection with any desirable acquisitions which may be presented to the Company, (b) the payment of stock dividends or issuance pursuant to stock splits, (c) the issuance of Common Stock upon exercise of options granted under the Company's various stock option plans or in connection with other employee benefit plans, (d) the issuance of Common Stock upon the conversion of any preferred stock, the exercise of warrants or the conversion of other securities convertible into Common Stock which may be outstanding from time to time, and (e) issuance in connection with an offering to raise capital for the Company.

     The authorized shares of Common Stock in excess of those presently issued will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the Company's shareholders, except as may be required by the Articles of Incorporation and applicable laws and regulations. Any future issuance of shares will be subject to the rights of holders of shares of any then outstanding preferred stock.

     The Amendment, if adopted, may have the result of making it more difficult for any persons or group of persons, other than the current principal shareholders and management, to acquire control of the Company by expanding the ability of the Company to issue shares and thereby dilute the voting power of any person or group that might accumulate shares in order to attempt to effect a change in control. Although the Amendment might have such effect, the Amendment has been proposed by the Board of Directors for the reasons set forth above and not for anti-takeover reasons. The Company is not aware of any present effort to accumulate shares of Common Stock or to attempt to change control of the Company. The Company has no present plans to issue additional shares of Common Stock either to the current principal shareholders, the directors, the executive officers or any other person or entity except under the Company's stock option plans or pursuant to the conversion or exercise of outstanding preferred stock, warrants and convertible securities or in connection with certain acquisitions, any of which would not be expected to result in the issuance of shares in excess of those currently authorized but unissued. However, the Company is frequently engaged in discussions relating to potential acquisitions, some of which could result in agreements requiring the issuance of certain of the additional shares to be authorized.

     The Articles of Incorporation contain provisions (a) requiring a 70% vote for approval of certain business combinations with certain 10% shareholders unless approved by a majority of the continuing Board of Directors or certain minimum price, procedural and other requirements are met; (b) restricting aggregate beneficial ownership of the capital stock of the Company by certain foreign shareholders to 20% of the total outstanding capital stock, and subjecting excess shares to redemption; and (c) authorizing the Board of Directors to issue preferred stock in one or more classes without any action on the part of shareholders. In addition, the Company has entered into a shareholder rights plan, which would cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors. Further, the Bylaws of the Company (a) contain requirements regarding nomination by shareholders of persons for election as directors or proposals of other business by shareholders summarized below under "Future Proposals of Security Holders," and (b) restrict the calling of special meetings by shareholders to those owning not less than 40% of the votes to be cast. These provisions may have an anti-takeover effect.

     If approved by the shareholders as hereinafter provided, the Amendment will become effective upon the filing of articles of amendment relating thereto with the Secretary of State of Georgia, which will occur as soon as reasonably practicable following such approval. The approval of the Amendment requires a majority of the votes entitled to be cast on the Amendment by the holders of Common Stock and Series B Preferred Stock as a single class. Each outstanding share of Common Stock is entitled to one vote and each holder of Series B Preferred Stock is entitled to one vote for each such share held. Consequently, any shares not voted on the Amendment (whether by abstention or broker non-votes) will have the same effect as votes against the Amendment.

     The Board of Directors recommends a vote "FOR" approval of the Amendment.

                 ITEM 3. APPROVAL OF THE 1999 STOCK OPTION PLAN


     The Board of Directors has adopted the Company's 1999 Stock Option Plan (the "1999 Plan") and directed that the 1999 Plan be submitted to the shareholders for approval. The 1999 Plan will become effective only if the shareholders approve the 1999 Plan at the annual meeting. A copy of the 1999 Plan is attached as Exhibit A to this Proxy Statement and the following description of the plan is qualified in its entirety by reference to Exhibit A.



     As of April 1, 1999, approximately 3.9 million additional shares remain available for future awards under the Company's existing stock option plans, plus any shares underlying any of the 213,444,454 outstanding options which terminate, expire or are surrendered without being exercised in full, which thereupon become available for grant. The purpose of the 1999 Plan is to provide additional incentive to certain valued and trusted directors and employees of the Company and its subsidiaries or other affiliates by encouraging them to acquire shares of Common Stock of the Company through options to purchase Common Stock granted pursuant to the 1999 Plan, thereby increasing such directors' and employees' proprietary interest in the Company and providing them with an increased personal interest in the continued success and progress of the Company, the result of which will promote both the interests of the Company and its shareholders. If the 1999 Plan is approved, the existing stock option plans will remain in effect for future awards; however, the annual award of options to directors under the 1990 Stock Option Plan would cease. See "Information Concerning Board of Directors -- Compensation of Directors."



     The 1999 Plan provides for the granting of options to purchase a maximum of seventy-five million (75,000,000) shares of Common Stock. If any options granted under the 1999 Plan terminate, expire or are surrendered without having been exercised in full, the number of shares of Common Stock not purchased shall again be available for grant. If the number of outstanding shares of Common Stock are increased or decreased, or such shares are exchanged for a different number or kind of shares of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares or other similar transaction, the aggregate number of shares of Common Stock subject to the 1999 Plan, the maximum number of shares that may be granted to an employee or director ("Optionee") during any calendar year, or the number or kind of shares subject to options will be appropriately and proportionately adjusted by the Committee. In the event the Committee determines that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar transaction or event affects the shares of Common Stock or other securities or property then covered by options such that an adjustment other than as described above is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 1999 Plan and options granted thereunder, then the Committee will, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of stock (or other securities or property) which thereafter may be made the subject of options, (ii) the number and kind of shares of stock (or other securities or property) subject to outstanding options, (iii) the purchase price with respect to any outstanding options, or, if deemed appropriate, make provision for a cash payment to the holders of outstanding options, and (iv) the aggregate number of shares of Common Stock or number and kind of other securities or property subject to the 1999 Plan and the maximum number of shares or other securities or property under options that may be granted to an Optionee during any calendar year under the 1999 Plan.


     The 1999 Plan will be administered by the Committee, which is required to be composed of two or more directors and which determines the grantees and the terms of all options. The Committee has the exclusive authority to determine the employees and directors to whom awards may be granted, the time or times such award may be granted and to determine the amount and the terms and conditions of the award made to each participant. The Committee is also authorized to interpret and administer the 1999 Plan, establish, amend and revoke rules and regulations relating to the 1999 Plan, determine the terms and conditions to which awards are subject and make all determinations in connection with the 1999 Plan as it may deem necessary or appropriate. Except as prohibited by law or as is impermissible to obtain desired treatment under applicable law or rule, the Committee is permitted to allocate or delegate all or any portion of its powers and responsibilities to any one or more of its members or to any person(s).


     All directors and employees of the Company and its subsidiaries or other affiliates will be eligible to participate in the 1999 Plan. The Company is unable to determine the number of individuals who are likely to participate in the 1999 Plan; however, it is likely that options will be awarded to directors and executive officers of the Company. An option enables the Optionee to purchase shares of Common Stock at a specified exercise price. No Optionee may be granted during any calendar year under the 1999 Plan options to purchase more than two million (2,000,000) shares of Common Stock. An Optionee, if he or she is otherwise eligible, may be granted additional awards.



     Incentive stock options ("ISOs") and nonqualified stock options ("NQOs") may be granted under the 1999 Plan. The exercise price per share of an ISO may not be less than the fair market value of the Common Stock at the time the option is granted, except in the case of an ISO awarded to a ten percent shareholder, in which case the purchase price may not be less than 110% of the fair market value. The exercise price per share of an NQO will be set from time to time by the Committee. "Fair market value" is generally the closing sales price of the Common Stock on The Nasdaq National Market as reported by The Wall Street Journal. On April 1, 1999, the closing sales price of the Common Stock was $89.25 per share. In order to obtain the shares, a participant must pay the full exercise price to the Company at the time of exercise, together with an amount equal to any taxes required to be withheld in connection with such exercise. In the discretion of the Committee, the exercise price may be paid in any combination of cash and/or Common Stock, valued at the "fair market value" of such shares on the date of the Optionee's notice of exercise. Such additional or different procedures or requirements for the exercise of options may be established from time to time by or as directed by the Committee. No person may be granted ISOs under the Option Plan that are first exercisable during any calendar year for shares having an aggregate fair market value as of the date of grant of more than $100,000 or such other amount as may be specified in the Internal Revenue Code.


     Subject to earlier termination as described in the 1999 Plan, any outstanding option will terminate automatically upon the earlier of (i) the cessation of the employment of the Optionee by the Company for any reason other than retirement under normal Company policies, death or disability or, as to options received as a director, the cessation of service as a director of the Company other than by reason of death or disability; (ii) the date which is three months following the effective date of the Optionee's retirement from the Company's service under normal Company policies; (iii) the date which is one year following the date on which the Optionee's service with the Company (as an employee or a director, as applicable) ceases due to death or disability; (iv) the date of expiration or termination of the option determined by the Committee at the time the option is granted; and (v) the tenth (10th) annual anniversary date of the granting of the option, or, if when an ISO is granted the Optionee owns more than ten percent of the total combined voting power of all classes of stock of the Company, then on the fifth (5th) such anniversary. The Committee has the discretion to extend the expiration of any options held by an Optionee whose service with the Company as an employee or director has ceased for any reason to a date up to the end of their original terms. Except as otherwise determined by the Committee, no option may be assigned or transferred either voluntarily or by operation of law, other than by will or the laws of descent and distribution.

     ISOs are intended to qualify for favorable Federal income tax treatment under Section 422 of the Internal Revenue Code. An Optionee will not realize any income, nor will the Company be entitled to a deduction, at the time an ISO is granted. If an Optionee does not dispose of the shares acquired on the exercise of an ISO within one year after the transfer of such shares to him or within two years from the date the ISO was granted to him, for Federal income tax purposes:
(a) the Optionee will not recognize any income at the time of exercise of his ISO; (b) the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price is an item of tax preference subject to the alternative minimum tax on individuals; and (c) the difference between the exercise price and the amount realized upon the sale of the shares by the Optionee will be treated as long-term capital gain or loss. The Company will not be entitled to a deduction upon the exercise of an ISO. Except in the case of a disposition following the death of an Optionee and certain other very limited exceptions, if the stock acquired pursuant to an ISO is not held for the minimum periods described above, the excess of the fair market value of the stock at the time of exercise over the amount paid for the stock generally will be taxed as ordinary income to the Optionee in the year of disposition. The Company is entitled to a deduction for Federal income tax purposes at the time and in the amount of which income is taxed to the Optionee as ordinary income by reason of the sale of stock acquired upon the exercise of an ISO.

     An Optionee will not realize any income at the time a NQO is granted, nor will the Company be entitled to a deduction at that time. Upon exercise of a NQO, the Optionee will recognize ordinary income (whether the exercise price is paid in cash or by the surrender of previously owned Common Stock), in an amount equal to the difference between the exercise price and the fair market value of the shares to which the NQO pertains. In the discretion of the Committee, the Optionee may authorize the Company to withhold shares of stock to satisfy the Optionee's tax withholding liability incurred on exercise of the option. The Company will be entitled to a tax deduction in an amount of ordinary income realized by the Optionee.

     With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deduction to the Company for compensation paid to the Chief Executive Officer of the Company or any one of the other four highest paid executive officers who are employed by the Company on the last day of the Company's taxable year. However, compensation paid to such individuals will not be subject to such deduction limit if it is considered "qualified performance-based compensation" (within the meaning of Section 162(m)). The Company has structured the 1999 Plan with the intention that compensation resulting from options granted under the plan will be so qualified and deductible without regard to the limitations otherwise imposed by Section 162(m), provided that the exercise price of NQOs is at least equal to the fair market value of the Common Stock on the date of grant.


     Under certain circumstances, accelerated vesting or exercise of options granted to the 1999 Plan participants under the plan in connection with a "Change in Control" of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the plan participant would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the excess parachute payment.



     Under the 1999 Plan, in the event of a "Change in Control" of the Company, as defined below, then the 1999 Plan and outstanding options will terminate upon the consummation of such Change in Control (provided, such options may be exercised simultaneously with such consummation to the extent otherwise exercisable, giving effect to any acceleration thereof by reason of such consummation), and the Committee shall have the right, but not be obligated, to accelerate the exercisability of outstanding options prior to the Change in Control, unless provision is made in writing in connection with such transaction for the continuance of the 1999 Plan, for the assumption of options previously granted or for the substitution for such options of new options to purchase the stock of a successor or resulting entity, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and option price, in which event the 1999 Plan and options will continue in the manner and under the terms so provided. However, the Committee or Board of Directors may amend such provisions to provide for a requirement that a successor or resulting entity assume any outstanding options. A "Change in Control" under the plan means (i) the dissolution or liquidation of the Company, (ii) the reorganization, merger or consolidation of the Company with one or more entities as a result of which the Company is not the surviving or resulting entity, (iii) the sale of substantially all the assets of the Company, or (iv) the transfer of more than 80% of the then outstanding shares of Common Stock to another entity or person.


     The 1999 Plan will terminate on March 3, 2009. The Board of Directors may amend or revise the 1999 Plan, provided that, if and to the extent required by applicable law or rule, any such amendment is subject to approval by a majority of votes cast at a meeting of shareholders at which a quorum representing a majority of the Common Stock is present in person or by proxy or other vote as may be required by such law or rule.


     If the 1999 Plan is approved by shareholders, the Committee intends to award to Mr. Ebbers promptly after such approval, options to purchase 300,000 shares of Common Stock with an exercise price equal to the closing price on the date of grant. The other terms and conditions of such options are expected to be substantially the same as described in footnote 1 under "Executive
Compensation -- Option Grants in Last

Fiscal Year." In January 1999, Mr. Ebbers received additional options to purchase 1.2 million shares of Common Stock at an exercise price of $69.875 under the 1990 Stock Option Plan with substantially the same terms and conditions.

     The benefits or amounts that will be received by or allocated to other participants under the 1999 Plan are not presently determinable. As discussed above under "Item 1. Election of Directors -- Compensation of Directors," the timing, terms and numbers of future options awarded to directors will be left to the discretion of the Compensation and Stock Option Committee.


     A majority of the affirmative votes cast by the holders of record of the shares of Common Stock and Series B Preferred Stock, voting as a single class, represented in person or by proxy at a meeting where a quorum is present, is required to approve the 1999 Plan. A majority of the votes entitled to be cast on the matter constitutes a quorum. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present but as not voted. Shares as to which a broker indicates it lacks authority to vote on Item 3 will be considered not present for purposes of determining the existence of a quorum and will not be voted for or against Item 3.


     The Board of Directors recommends a vote "FOR" approval of the 1999 Plan.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP ("Arthur Andersen") has been selected as the Company's independent accountants for 1999. Representatives of Arthur Andersen are expected to attend the annual meeting and will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from shareholders.

                              REPORT ON FORM 10-K


     A copy of the Company's Report on Form 10-K for the period ended December 31, 1998, filed with the Securities and Exchange Commission (including related financial statements and schedule) is available to shareholders without charge, upon written request to Scott D. Sullivan, Secretary, MCI WORLDCOM, Inc., 515 East Amite Street, Jackson, Mississippi, 39201-2702.


                      FUTURE PROPOSALS OF SECURITY HOLDERS

     All proposals of security holders intended to be presented at the 2000 annual meeting of shareholders must be received by the Company not later than December 25, 1999, for inclusion in the Company's 2000 proxy statement and form of proxy relating to the 2000 annual meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

     The Company's Bylaws contain advance notice provisions relating to proposals of business and nominations of directors at meetings of shareholders. Under the Bylaws, in order for a shareholder to nominate a candidate for director at an annual meeting, timely notice of the nomination must be given to and received by the Company in advance of the meeting. Ordinarily, such notice must be given and received not less than 120 nor more than 150 days before the first anniversary of the preceding year's annual meeting (or between December 22, 1999 and January 21, 2000 for the 2000 Annual Meeting); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such notice must be given and received not earlier than 150 days prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered and received later if the number of directors to be elected to the Board of Directors is increased. The shareholder submitting the notice of nomination must describe various matters as specified in the Bylaws, including the name and address of each proposed nominee, his or her occupation and number of shares held, and certain other information.

     In order for a shareholder to bring other business before an annual meeting of shareholders, timely notice must be given to and received by the Company within the time limits described. Such notice must include a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons therefor and other matters specified in the Bylaws. The Board of Directors or the presiding officer at the meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The Articles of Incorporation and Bylaws also set forth specific requirements and limitations applicable to nominations and proposals at special meetings of shareholders.


     A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any such notice must be given to the Secretary of the Company, whose address is 515 East Amite Street, Jackson, Mississippi, 39201-2702. Any shareholder desiring a copy of the Articles of Incorporation or Bylaws will be furnished a copy without charge upon written request to the Secretary. The time limits described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c)(1) under the Securities Exchange Act of 1934 relating to exercise of discretionary voting authority, and are separate from and in addition to the Securities and Exchange Commission's requirements that a shareholder must meet to have a proposal included in the Company's proxy statement for an annual meeting.


                                 OTHER BUSINESS

     The Company knows of no business to be brought before the annual meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their best judgment.

                                 MISCELLANEOUS

     The Company will pay the cost of soliciting proxies in connection with the 1999 annual meeting. In addition to solicitation by use of the mails, certain directors, officers and regular employees of the Company may solicit the return of proxies by telephone, facsimile or other means, or personal interview, and may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals and will agree to reimburse them for their reasonable out-of-pocket expenses. The Company's transfer agent, The Bank of New York, has agreed to assist the Company in connection with the tabulation of proxies. In addition, the Company has retained MacKenzie Partners, Inc. to assist with the solicitation of proxies, the estimated cost of which is approximately $5,000, plus expenses.

     Shareholders are urged to mark, sign and send in their proxies without delay.

                                            By Order of the Board of Directors

                                            Scott D. Sullivan
                                            Secretary

Jackson, Mississippi
April 23, 1999

                                                                       EXHIBIT A
                               MCI WORLDCOM, INC.

                             1999 STOCK OPTION PLAN

1. PURPOSE OF THE PLAN

     The MCI WORLDCOM, Inc. 1999 Stock Option Plan (the "Plan") is intended to provide additional incentive to certain valued and trusted directors and employees of MCI WORLDCOM, Inc., a Georgia corporation, and its subsidiaries or other affiliates (MCI WORLDCOM, Inc. and/or its subsidiaries and other affiliates, as the context may require, is/are referred to herein as the "Company"), by encouraging them to acquire shares of the $.01 par value common stock of the Company (the "Stock") through options to purchase Stock granted pursuant to the Plan ("Options"), thereby increasing such directors' and employees' proprietary interest in the business of the Company and providing them with an increased personal interest in the continued success and progress of the Company, the result of which will promote both the interests of the Company and its shareholders.

     Options granted under the Plan will be either options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options ("NQOs"). Each director or employee granted an Option (an "Optionee") shall enter into an agreement with the Company (the "Option Agreement") setting forth the terms and conditions of the Option, as determined in accordance with this Plan.

2. ADMINISTRATION OF PLAN

     This Plan shall be administered by the Compensation and Stock Option Committee of the Board of Directors of the Company (the "Committee"), to be composed of two (2) or more members of the Board of Directors of the Company who shall be appointed from time to time by the Board of Directors. The Committee shall have the sole and absolute power:

          a. subject to the provisions of the Plan, to determine the terms and conditions of all Options; to construe and interpret the Plan and Options granted under it; to determine the time or times an Option may be exercised, the number of shares as to which an Option may be exercised at any one time, and when an Option may terminate; to establish, amend and revoke rules and regulations relating to the Plan and its administration; and to correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or in any Option Agreement, in a manner and to the extent it shall deem necessary, all of which determinations and interpretations made by the Committee shall be conclusive and binding on all Optionees, any other holders of Options and on their legal representatives and beneficiaries;

          b. to determine all questions of policy and expediency that may arise in the administration of the Plan and generally exercise such powers and perform such acts as are deemed necessary or expedient to promote the best interests of the Company; and

          c. except to the extent prohibited by, or impermissible in order to obtain treatment desired by the Committee under, applicable law or rule, to allocate or delegate all or any portion of its powers and responsibilities to any one or more of its members or to any person(s) selected by it, subject to revocation or modification by the Committee of such allocation or delegation.

3. SHARES SUBJECT TO THE PLAN

     Subject to the provisions of paragraph 13 below, the Stock which may be issued pursuant to Options granted under the Plan shall not exceed in the aggregate seventy-five million (75,000,000) shares. If any Options granted under the Plan terminate, expire or are surrendered without having been exercised in full, the number of shares of Stock not purchased under such Options shall be available again for the purpose of the Plan.

4. PERSONS ELIGIBLE FOR OPTIONS

     a. All directors and employees of the Company shall be eligible to receive the grant of Options under the Plan. The Committee shall determine the employees and directors to whom Options shall be granted, the time or times such Options shall be granted, the type of Option to be granted, the number of shares to be subject to each Option and the times when each Option may be exercised; provided, however, no Optionee shall be granted during any calendar year Options under the Plan to purchase more than two million (2,000,000) shares of Stock. An Optionee, if he or she is otherwise eligible, may be granted additional Options. An employee or director may be granted ISOs or NQOs or both under the Plan; provided, however, that the grant of ISOs and NQOs to an employee or director shall be the grant of separate Options and each ISO and each NQO shall be specifically designated as such in accordance with the applicable provisions of the Department of Treasury regulations.

     b. With respect to the granting of ISOs only, no ISO will be granted to an Optionee, and an attempted grant of such an ISO will be void, if the aggregate Fair Market Value Per Share (as defined below), determined by the Committee at the time an ISO is granted, of the Stock with respect to which the ISO and previously granted ISOs are exercisable for the first time by such Optionee during any calendar year (under all such plans of the Company) exceeds $100,000.00 or such other amount as may be specified in Section 422(d) of the Code.

5. PURCHASE PRICE

     The purchase price of each share of Stock covered by each ISO shall not be less than one hundred percent (100%) of the Fair Market Value Per Share (as defined below) of the Stock on the date the ISO is granted; provided, however, if when an ISO is granted the Optionee receiving the ISO owns or will be considered to own by reason of Section 424(d) of the Code more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the purchase price of the Stock covered by such ISO shall not be less than one hundred and ten percent (110%) of the Fair Market Value Per Share of the Stock on the date the ISO is granted. The purchase price of each share of Stock covered by each NQO shall be set from time to time by the Committee.

     "Fair Market Value Per Share" of the Stock shall mean: (i) if the Stock is not publicly traded, the amount determined by the Committee on the date of the grant of the Option; (ii) if the Stock is traded only otherwise than on a securities exchange and is not reported on The Nasdaq National Market ("Nasdaq"), the closing quoted selling price of the Stock on the date of grant of the Option as quoted in "pink sheets" published by the National Daily Quotation Bureau; (iii) if the Stock is traded only otherwise than on a securities exchange and is reported on Nasdaq, the closing Nasdaq reported sales price of the Stock on the date of grant of the Option, as reported in the Wall Street Journal; or (iv) if the Stock is admitted to trading on a securities exchange, the closing quoted selling price of the Stock on the date of grant of the Option, as reported in the Wall Street Journal. For purposes of Items (i) through (iv) of this paragraph, if there were no sales on the date of the grant of an Option, the Fair Market Value Per Share shall be determined by the Committee in accordance with Section 20.2031-2 of the Federal Estate Tax Regulations.

6. DURATION OF OPTIONS

     Subject to earlier termination as provided herein, any outstanding Option and all unexercised rights thereunder shall expire and terminate automatically upon the earlier of (i) the cessation of the employment of the Optionee by the Company for any reason other than retirement under normal Company policies, death or disability or, as to Options received as a director, the cessation of service as a director of the Company other than by reason of death or disability; (ii) the date which is three months following the effective date of the Optionee's retirement from the Company's service under normal Company policies; (iii) the date which is one year following the date on which the Optionee's service with the Company (as an employee or a director, as applicable) ceases due to death or disability; (iv) the date of expiration or termination of the Option determined by the Committee at the time the Option is granted; and (v) the tenth (10th) annual anniversary date of the granting of the Option, or, if when an ISO is granted the Optionee owns (or would be considered to own by reason of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, then on the fifth (5th) such anniversary; provided, however, that the Committee shall have the right, but not the obligation, to extend the expiry of some or all of the Options held by an Optionee whose service with the Company as an employee or a director has ceased for any reason to a date up to the end of their original terms, notwithstanding that such Options may no longer qualify as ISOs under the Code.

7. EXERCISE OF OPTIONS

     An Option may be exercisable in installments or otherwise upon such terms as the Committee shall determine when the Option is granted. As a condition of the exercise, in whole or in part, of any Option, the Committee may require the Optionee to pay, in addition to the purchase price of the Stock covered by the Option, an amount equal to any Federal, state, local and foreign taxes that may be required to be withheld in connection with the exercise of such Option. Notwithstanding the foregoing, the Committee may authorize the Company's officers to establish procedures for the satisfaction of an Optionee's withholding tax liability incurred upon exercise of an Option by enabling the Optionee to authorize the Company to retain from the total number of shares to be issued pursuant to such Option exercise that number of shares (based on the then Fair Market Value Per Share as determined by the Committee) that will satisfy the withholding tax due.

8. METHOD OF EXERCISE

     a. When the right to purchase shares accrues, Options may be exercised by giving written notice to the Company stating the number of shares for which the Option is being exercised, accompanied by payment in full by cash, or its equivalent, acceptable to the Company, of the purchase price for the shares being purchased and, if applicable, any Federal, state, local or foreign taxes required to be withheld in accordance with the provisions of paragraph 7 above. Such additional or different procedures or requirements for the exercise of Options may be established from time to time by or as directed by the Committee.

     b. In the Committee's discretion, payment of the purchase price for the shares may be made in whole or in part with other shares of Stock of the Company which are free and clear of all liens and encumbrances. The value of the shares of Stock tendered in payment for the shares being purchased shall be the Fair Market Value Per Share on the date of the Optionee's notice of exercise.

     c. Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the shares for such period as may be required for the Company, with reasonable diligence, to comply with any applicable listing requirements of any national securities exchange or Nasdaq or any Federal, state, local or foreign law. If the Optionee, or other person entitled to exercise the Option, fails to timely accept delivery of and pay for the shares specified in such notice, the Committee shall have the right to terminate the Option with respect to such shares.

9. TRANSFERABILITY OF OPTIONS

     Except as otherwise determined by the Committee, no Option granted under the Plan shall be assignable or transferable by the Optionee, either voluntarily or by operation of law, other than by will or the laws of descent and distribution, and, during the lifetime of the Optionee, shall be exercisable only by the Optionee.

10. CONTINUANCE OF EMPLOYMENT

     Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any Optionee any rights with respect to the continuation of employment by the Company or interfere in any way with the right of the Company (subject to the terms of any separate employment agreement to the contrary) at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the granting of any Option.

11. RESTRICTIONS ON SHARES

     If the Company shall be advised by counsel that certain requirements under the Federal, state or foreign securities laws must be met before Stock may be issued under this Plan, the Company shall notify all persons who have been issued Options, and the Company shall have no liability for failure to issue Stock under any exercise of Options because of delay while such requirements are being met or the inability of the Company to comply with such requirements.

12. PRIVILEGE OF STOCK OWNERSHIP

     No person entitled to exercise any Option granted under the Plan shall have the rights or privileges of a shareholder of the Company for any shares of Stock issuable upon exercise of such Option until such person has become the holder of record of such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date on which such person becomes the holder of record, except as provided in paragraph 13 below.

13. ADJUSTMENT


     a. If the number of outstanding shares of Stock are increased or decreased, or such shares are exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination of shares, or other similar transaction, the aggregate number of shares of Stock subject to the Plan as provided in paragraph 3 above, the maximum number of shares under Options that may be granted to an Optionee during any calendar year specified in paragraph 4(a) above, and the shares subject to issued and outstanding Options under the Plan shall be appropriately and proportionately adjusted by the Committee. Any such adjustment in an outstanding Option shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option but with an appropriate adjustment in the price for each share or other unit of any security covered by the Option. In the event the Committee determines that any dividend or other distribution (whether in the form of cash, shares of Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Stock or other securities of the Company, or other similar transaction or event affects the shares of Stock or other securities or property then covered by Options such that an adjustment other than as provided in the foregoing portion of this subparagraph (a) is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan and Options granted thereunder, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of stock (or other securities or property) which thereafter may be made the subject of Options, (ii) the number and kind of shares of stock (or other securities or property) subject to outstanding Options, (iii) the purchase price with respect to any outstanding Options, or, if deemed appropriate, make provision for a cash payment to the holders of outstanding Options, and (iv) the aggregate number of shares of Stock or number and kind of other securities or property subject to the Plan and the maximum number of shares or other securities or property under Options that may be granted to an Optionee during any calendar year specified in paragraph 4(a) above.


     b. Notwithstanding subparagraph (a) of this paragraph, upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more entities as a result of which the Company is not the surviving or resulting entity, or upon a sale of substantially all of the assets of the Company or the transfer of more than 80% of the then outstanding Stock of the Company to another entity or person, the Plan and any Options granted under the Plan shall terminate upon the consummation of the transaction (provided, such Options may be exercised effective simultaneously with such consummation to the extent otherwise exercisable, giving effect to any acceleration thereof by reason of such consummation), and the Committee shall have the right, but shall not be obligated, to accelerate the time in which any Option may be exercised prior to such termination, unless provision shall be made in writing in connection with such transaction for the continuance of the Plan, for the assumption of Options previously granted or the substitution for such Options of new options to purchase the stock of a successor or resulting entity, or parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and the option price, in which event the Plan and Options previously granted shall continue in the manner and under the terms so provided; provided, however, that the Committee or the Board of Directors shall have the authority to amend this paragraph to provide for a requirement that a successor or resulting entity assume any outstanding Options.

     c. Adjustments under this paragraph shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan or in connection with any such adjustment.

14. AMENDMENT AND TERMINATION OF PLAN

     a. The Board of Directors of the Company, may, from time to time, suspend or terminate the Plan or amend or revise the terms of the Plan; provided that if and to the extent required by applicable law or rule, any such amendment to the Plan shall be subject to approval by a majority of votes cast at a meeting of shareholders at which a quorum representing a majority of the Stock is present in person or by proxy or such other vote as may be required by such law or rule.

     b. Subject to the provisions in paragraph 13 above, the Plan shall terminate on March 3, 2009.

     c. Subject to the provisions in paragraph 13 above, no amendment, suspension or termination of this Plan shall, without the consent of the Optionee, adversely affect the rights of such Optionee under any Option previously granted to such Optionee under the Plan.

15. EFFECTIVE DATE OF PLAN

     The Plan shall become effective upon approval by the Company's shareholders.

16. TERM OF PLAN

     No Option shall be granted pursuant to the Plan after March 3, 2009.

PROXY/VOTING INSTRUCTION CARD

                               MCI WORLDCOM, INC.
                             515 EAST AMITE STREET
                        JACKSON, MISSISSIPPI 39201-2702

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             ANNUAL MEETING OF SHAREHOLDERS, THURSDAY, MAY 20, 1999

     The undersigned hereby, (i) with respect to all shares of Common Stock and Series B Convertible Preferred Stock of MCI WORLDCOM, Inc. (the "Company") which the undersigned may be entitled to vote, constitutes and appoints Bernard J. Ebbers and Scott D. Sullivan, and each of them, with full power of substitution, the true and lawful attorneys-in-fact, agents and proxies of the undersigned and
(ii) with respect to all shares of Common Stock which the undersigned, as a participant in the MCI Plans (as defined below), may be entitled to direct the voting of, directs Mellon (as defined below), in each case, to vote at the Annual Meeting of Shareholders of the Company, to be held on Thursday, May 20, 1999, commencing at 10:00 a.m. local time, at 500 Clinton Center Dr., Clinton, Mississippi, and at any and all adjournments or postponements thereof, according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the following, as more fully set forth in the Proxy Statement of the Company dated April 23, 1999, receipt of which is hereby acknowledged.

     THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AND DEEMED AN INSTRUCTION TO MELLON (AS DEFINED BELOW) TO VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED, OR WITH RESPECT TO SHARES HELD IN THE MCI PLANS (AS DEFINED BELOW) THIS PROXY/VOTING INSTRUCTION CARD WILL BE DEEMED AN INSTRUCTION TO VOTE, FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES OR MELLON, AS THE CASE MAY BE, WITH RESPECT TO PROPOSAL 4.

     Shares of Common Stock held in the MCI Communications Corporation ESOP and 401(k) Plan and Western Union International, Inc. 401(k) Plan for Collectively Bargained Employees (the "MCI Plans"), will be voted by Mellon Bank, N.A. ("Mellon") as trustee of the MCI Plans. Participants in the MCI Plans should indicate their voting instructions for each action to be taken under proxy. All instructions must be received prior to May 15, 1999 in order to be counted. All voting instructions from MCI Plan participants will be kept confidential. MCI Plan shares will not be voted if the MCI Plan participant fails to provide voting instructions for any of the actions to be taken under proxy.

                                            MCI WORLDCOM, Inc.
                                            Post Office Box 11494
                                            New York, NY 10203-0494

          (Continued, and to be signed and dated on the reverse side.)

1. ELECTION OF DIRECTORS  [ ] FOR all nominees   [ ] WITHHOLD AUTHORITY to vote      [ ] *EXCEPTIONS
                              listed below           for all nominees listed below

Nominees: Clifford L. Alexander, Jr., James C. Allen, Judith Areen, Carl J. Aycock, Max E. Bobbitt, Stephen M. Case, Bernard J. Ebbers, Francesco Galesi, Stiles A. Kellett, Jr., Gordon S. Macklin, John A. Porter, Timothy F. Price, Bert C. Roberts, Jr., John W. Sidgmore, Scott D. Sullivan, Lawrence C. Tucker and Juan Villalonga.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK
THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.) *Exceptions
           ---------------------------------------------------------------------

2. Proposal to amend the Company's Second Amended and Restated Articles of Incorporation, as amended, to increase the number of authorized shares of common stock, par value $.01 per share, from 2,500,000,000 to 5,000,000,000.

   [ ] FOR         [ ] AGAINST          [ ] ABSTAIN

3. Proposal to approve the Company's 1999 Stock Option Plan.

   [ ] FOR         [ ] AGAINST          [ ] ABSTAIN


4. In their discretion with respect to such other business as properly may come before the meeting or any adjournments or postponements thereof.



                                          Change of Address and or
                                          Comments Mark Here    [ ]



--------------------------------------------------------------------------------

                    Please sign exactly as name(s) appear on this proxy/voting instruction card. When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                    DATED                                         , 19
                         -----------------------------------------    ------

                    ---------------------------------------------------------
                    Signature of shareholder or authorized representative

                    --------------------------------------------------------
                    Signature (if held jointly)


SIGN, DATE AND RETURN THE PROXY/VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                        VOTES MUST BE INDICATED     [X]
                        (X) IN BLACK OR BLUE INK.